Form 10-K, Exhibit 13
period 1997-12-31
FOUR OAKS FINCORP INC
filed 1998-03-31
CIK 1040799

                            EXHIBIT 13.1 TO FORM 10-K

Portions of the Annual Report to Shareholders for the Fiscal Year Ended December 31, 1997

Selected Financial Data

     The following table sets forth certain selected financial data concerning the Company for the years ended December 31, 1997, 1996, 1995, 1994 and 1993. This information should be read in conjunction with and is qualified in its entirety by reference to the detailed audited financial statements and notes thereto which are included in this Annual Report.


                                    1997       1996       1995       1994       1993
                                   -------    -------   --------    -------   --------
Income Statement Data
     (in thousands):
     Interest income              $ 14,827     12,249     10,465      8,070      7,105
     Interest expense                7,045      5,694      4,785      3,132      2,933
                                  --------   --------   --------   --------   --------
     Net interest income             7,782      6,555      5,680      4,938      4,172
     Provision for loan loss           785        397        385        224        239
                                  --------   --------   --------   --------   --------
     Net interest income after
        provision for loan loss      6,997      6,158      5,295      4,714      3,933
     Other noninterest income        1,449        881        729        390        696
     Other noninterest expenses      5,248      4,375      3,819      3,310      3,050
     Income taxes                    1,076        843        681        537        491
                                  --------   --------   --------   --------   --------
     Net income                   $  2,122      1,821      1,524      1,257      1,088
                                  ========   ========   ========   ========   ========
Per Share Data
     Net income                   $   2.50       2.19       1.85       1.53       1.33
     Year end book value             19.26      17.14      15.60      13.51      12.85
     Dividends declared                .56        .51        .47        .44        .42
Balanced Sheet Date
     (in thousands):
     Loans, net                   $138,099    108,036     88,668     73,814     66,370
     Investments (1)                37,196     38,654     33,844     32,872     29,715
     Total assets                  190,071    159,113    133,421    116,674    103,609
     Deposits                      167,988    142,843    118,965    101,978     90,265
     Shareholders' equity           16,867     14,363     12,919     11,122     10,559



(1) Includes federal funds sold and interest bearing bank balances.

Management's Discussion
Discussion and Analysis of Financial Condition and Results of Operations

The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.



General

Four Oaks FinCorp Inc. (the "Company") has experienced significant sustained growth in assets and deposits over the last five years and under the present management. Assets increased from $91,652,995 at December 31, 1992 to $190,070,892 at December 31, 1997, while total deposits increased from $80,722,288 to $167,987,937. In addition, for 62 consecutive years the Company (prior to 1997, the Company's wholly owned subsidiary, Four Oaks Bank & Trust Company, the "Bank") has paid dividends which over the last five years have averaged 26% of the average net income of $1,562,000.

Interest rates on deposits and loans are set at competitive rates while maintaining spreads of 3.80% and 3.87% in 1997 and 1996, respectively, between interest earned on average loans and investments and interest paid on average interest bearing deposits and short-term borrowing. Gross loans have increased from $61,062,503 at December 31, 1992 to $139,823,776 at December 31, 1997,
while average net annual chargeoffs over the last five years were $225,891. The sustained growth provided by operations resulted in increases in total assets of 19.5%, 19.3%, and 14.4% for 1997, 1996, and 1995.

Gross loans grew 27.7% in 1997 and 21.8% in 1996. Total investments (including federal funds sold and interest bearing bank balances) decreased 4% in 1997 and increased 14.2% in 1996. The Company closely monitors changes in the financial markets in order to maximize the yield on its assets. The growth in loans and investments is funded by the growth in total deposits of 17.6% in 1997 and 20.1% in 1996 and net income of $2,121,562 in 1997 and $1,820,850 in 1996. Net income for 1997 and 1996 increased 16.5% and 19.5%
due to favorable interest margins and effective cost containment measures.

Management historically has monitored and controlled increases in overhead expenses while being committed to developing the skills and enhancing the professionalism of the Company's employees. Employee turnover has been minimal, while the number of full-time equivalent employees has increased from 54 at December 31, 1992 to 81 at December 31, 1997.

Results of Operations
Interest income increased by 21.1% in 1997, 17.0% in 1996 and 29.7% in 1995. In 1997 and 1996, loan volumes were at record levels all year with much less seasonal fluctuation than we have had historically.

This steady loan growth results from increased loan demand in our Smithfield, Clayton, Garner and Four Oaks markets and from our expanded market area served by our newest branch in Benson. Average gross loans were approximately $130,376,000 in 1997, $103,559,000 in 1996 and $85,223,000 in 1995. Average
investments were approximately $33,802,000 in 1997, $30,748,000 in 1996 and $27,569,000 in 1995. Market rates fluctuated as average prime rates ranged from 8% to 9% during 1997, 1996 and 1995. However, growth in 1997, 1996 and 1995 interest income is primarily due to higher volumes. Interest expense increased 24% in 1997, 19% in 1996, 53% in 1995. Deposit rates peaked in 1995 and have remained relatively steady since that time. Noninterest income increased 49% and 21% primarily due to fees generated on new products in 1997 and 1996. While the Bank's stated service charges and fees have not significantly increased, the related income has risen due to higher account volumes and increased collection efforts. Noninterest expenses have increased from $3,818,514 in 1995 to $4,375,359 in 1996 and $5,248,318 in 1997. These increases are the result of increased operating expenses caused by the growth of the Bank. The Bank's growth has resulted in more employees, increased facilities and equipment costs, and an increase in the volume of transactions.

Liquidity and Capital Resources
The Bank's liquidity position is primarily dependent upon its need to respond to loan demand and short-term demand for funds caused by withdrawals from deposit accounts (other than time deposits) and upon the liquidity of its assets. The Bank's primary liquidity sources include cash and amounts due from other banks, federal funds sold, and U.S. Government Agency, and other short-term investment securities. In addition, the Bank has the ability to borrow funds from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta and to purchase federal funds from other financial institutions. The Bank's management believes its liquidity sources are adequate to meet its operating needs. Total shareholders' equity was $16,866,997 or 8.9% of total assets and $14,362,652 or 9.0% of total assets at December 31, 1997 and 1996 respectively.

Inflation
The effect of inflation on financial institutions differs somewhat from the impact on other businesses. The performances of banks, with assets and liabilities that are primarily monetary in nature, are affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses.

Income Taxes
Income taxes, as a percentage of income before income taxes, for 1997, 1996 and 1995 were 33.6%, 31.6% and 30.9%. These changes were the result of management's redirection of funds between loans and different types of taxable and tax exempt interest-bearing assets in response to economic conditions and the Bank's liquidity requirements.

Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

The following schedule presents average balance sheet information for the years 1997 and 1996, along with related interest earned and average yields for interest-earning assets and the interest paid and average rates for interest-bearing liabilities.

                             Management's Discussion

      AVERAGE DAILY BALANCES, INTEREST INCOME/EXPENSES, AVERAGE YIELD/RATE


                                          1997                        1996
                              ---------------------------   ----------------------------
                              average   interest  average   average   interest   average
(Dollars in thousands)         daily     income/  yield/     daily     income/    yield/
                              balance    expense   rate     balance   expense      rate
                              -------   --------  -------   -------   --------    ------

ASSETS

Cash and due from banks      $  5,123                        $ 4,410
Interest bearing bank balances  1,430   $   79     5.52%       2,644   $   153    5.79%
Investments:
U.S. Treasuries and Agencies   26,987    1,713     6.35%      24,527     1,549    6.32%
Tax exempt(1)                   5,608      291     5.19%       5,251       274    5.22%
Other investments               1,207       94     7.79%         970        64    6.60%
                             --------    -----     -----      ------     -----    -----
Total investments(3)           33,802    2,098     6.21%      30,748     1,887    6.14%
                             --------    -----     -----      ------     -----    -----

Commercial loans               26,795    2,494     9.31%      25,877     2,451    9.47%
Installment loans              26,054    2,657    10.20%      18,026     1,799    9.98%
Real estate loans              69,697    6,753     9.69%      54,038     5,406   10.00%
Equity lines                    6,797      601     8.84%       4,703       424    9.02%
Overdraft lines and credit
  cards                         1,033      146    14.13%         915       129   14.10%
                             --------   ------    ------     -------    ------   ------
  Gross loans(2)              130,376   12,651     9.70%     103,559    10,209    9.86%
Loan loss reserve              (1,623)                        (1,321)
                             --------   ------    ------     -------    ------   ------
  Net loans                   128,753   12,651     9.83%     102,238    10,209    9.99%
                             --------   ------    ------     -------    ------   ------
Total fixed assets              4,983                          4,055
Other assets                    3,095                          2,934
                             --------
Total assets                 $177,186  $14,828      8.37%   $147,029   $12,249    8.33%
                             ========  =======    =======   ========   =======    =====
Total interest earning
  assets                     $165,608  $14,828      8.95%   $136,951   $12,249    8.94%
                             ========  =======    =======   ========   =======    =====


Liabilities and Shareholders' Equity

Deposits:
Demand                        $22,959                        $19,433
NOW accounts                   14,159     $298      2.10%     13,063      $271    2.07%
Money markets                   6,101      239      3.92%      4,898       181    3.70%
Savings                        10,047      295      2.94%      9,501       287    3.02%
Time                          101,131    5,904      5.84%     82,880     4,846    5.85%
                              -------  -------               -------   -------
Total deposits                154,397    6,736      4.36%    129,775     5,585    4.30%
Borrowing                       5,301      310      5.85%      1,958       109    5.57%
Other liabilities               1,993                          1,716
                              -------  -------               -------   -------
Total liabilities             161,691    7,046      4.36%    133,449     5,694    4.27%
                              -------  -------               -------   -------

Common stock                      847                            833
Surplus                         5,060                          4,755
Undivided profits               9,620                          8,006
Unrealized loss on securities     (32)                           (14)
                              -------                       --------
Total equity                   15,495                         13,580
                             --------                       --------
Total liabilities and equity $177,186   $7,046      3.98%   $147,029    $5,694    3.87%
                             ========   ======              ========    ======
Total interest bearing
     liabilities             $136,739   $7,046      5.15%   $112,300   $ 5,694    5.07%
                             ========   ======              ========    ======
Net interest margin:
        Total assets to total
          liabilities and equity                    4.39%                         4.46%
Interest earning assets to
     interest bearing liabilities                   3.80%                         3.87%
        Net yield on interest
          earning assets                $7,782      4.70%               $6,555    4.79%
                                        ======                          ======

(1) Not computed on a tax equivalent basis.
(2) Includes non-accrual loans.
(3) Does not give effect to changes in fair value reflected in equity.

Management's Discussion

Changes in interest income and expense by category and rate/volume variances for the years ended December 31, 1997 and 1996. The changes due to rate and volume were allowed based by their absolute values.



                               1997 versus 1996                1996 versus 1995
                               ----------------                ----------------
                          total        amount due to      total         amount due to
(in thousands)          increase        change in:       increase         change in:
                       (decrease)    volume     rate    (decrease)     volume     rate
                       ----------    ------     ----    ----------     ------     ----
Income:
Loans                    $2,442      $2,646   $ (204)     $1,723       $1,808   $  (85)
Investments(1)              137         118       19          61          130      (69)
                       ----------    ------     ----    ----------     ------     ----
Total interest income     2,579       2,764     (185)      1,784        1,938     (154)
                       ----------    ------     ----    ----------     ------     ----

Expense:
NOW accounts                 27          22        5          29           27        2
Money market                 58          45       13          28           14       14
Savings                       8          16       (8)         13           13
Time                      1,058       1,070      (12)        781          820      (39)
                       ----------    ------     ----    ----------     ------     ----
Total paid on deposits    1,151       1,153       (2)        851          874      (23)
Borrowings                  201         186       15          57           63       (6)
                       ----------    ------     ----    ----------     ------     ----
Total interest expense    1,352       1,339      (13)        908          937      (29)
                       ----------    ------     ----    ----------     ------     ----
Net interest income      $1,227      $1,425   $ (198)     $  876       $1,001   $ (125)
                       ==========    ======     ====    ==========     ======     ====


(1) Includes federal funds sold and interest bearing bank balances.

Investment Portfolio
The valuations of investment securities at December 31, 1997 and 1996 were (in thousands, except ratios):



                                             Available for sale:             Available for sale:
                                                     1997                            1996
                                           ------------------------       ---------------------------
                                           amortized     estimated        amortized       estimated
                                             cost        fair value         cost          fair value
                                           ----------    ----------       ---------       ----------
U.S. Treasury securities                    $ 5,496       $ 5,531          $ 9,992         $10,057
U.S. Government agency obligations:
        All other                            23,771        23,815           20,181          20,151
Securities issued by states and political
        subdivisions in the U.S.:
        Tax exempt securities                 4,550         4,706            5,841           5,991
Equity securities:
        Marketable equity securities:
        Investments in mutual funds               -             -              500             438
        Other equity securities               1,030         1,030              455             455
                                           ----------    ----------       ---------       ----------
Total securities                            $34,847       $35,082          $36,969         $37,092
                                           ==========    ==========       =========       ==========
Pledged securities                                        $ 7,747                          $ 6,970
                                                         ==========                       ==========


                                                                                  1997        1996
Maturity and repricing data for debt securities:                                Weighted    Weighted
                                                                                 Average     Average
Fixed rate debt securities with a remaining maturity of:     1997      1996       Yield       Yield

                                                           -------   -------   ---------    --------
Three months or less                                       $ 1,310   $   790      6.69%       5.86%
Over three months through twelve months                      2,504     4,322      5.80%       6.18%
Over one year through five years                            25,588    27,179      6.29%       6.13%
Over five years                                              4,649     3,908      6.49%       7.49%
                                                           -------   -------
Total fixed rate debt securities                            34,051    36,199      6.30%       6.32%
                                                           -------   -------
Total debt securities                                      $34,051   $36,199      6.30%       6.32%
                                                           =======   =======

Careful analysis of growth patterns in our neighboring counties, as well as our own, coupled with well planned expansion have placed our product in the right places at the right time. We are thus well positioned to address current, as well as, future growth.


ADDRESSING THE FUTURE:
New Opportunities

     As a community bank we are keenly aware of the advantages of good neighbors, and Wake County is one of the best. International, national and statewide publications continually hail the merits of Raleigh and North Carolina's Triangle Area for business and industry. The amazing growth in that area has spread rapidly into adjoining counties. I-40 and Highway 70 have provided ideal transportation routes for channeling that growth into Johnston County. Residential growth has spearheaded this phenomenon, followed closely by service oriented businesses and then by small businesses and industry - an ideal situation for the services of our bank.

     With two locations at the County's western gateways, Garner and Clayton, one at the intersection of I-40 and I-95, in Benson, two in the County seat, Smithfield, and two along I-95 and 301 in Four Oaks, we are strategically positioned with our products in the right place at the right time to take advantage of all the new opportunities which this situation affords. As reported in the 1997 Bank & Thrift Branch Office Data Book, published by the FDIC and the OTS, Four Oaks Bank & Trust held 20% of Johnston County's deposit market, the second highest held by all banks and thrifts in the county. Furthermore, our market share has increased every year in the past five years. Favorable conditions in our market as well as in our institution fuel our expectations of future success.

Management's Discussion

LOAN PORTFOLIO

Loans consisted of the following, in thousands, as extracted from the Call Reports of December 31, 1997 and 1996:




                                                                   1997        1996
                                                                ---------    ---------
Loans Receivable
Loans secured by real estate:
        Construction and land development                       $  17,014    $  15,118
        Secured by farmland                                         6,175        6,914
        Secured by 1-4 family residential properties:
                Revolving, open-end loans and lines of credit       8,308        6,775
                All other                                          34,545       22,844
        Secured by multifamily residential properties               2,106        1,636
        Secured by nonfarm nonresidential properties               14,609       10,781
Loans to finance agricultural production and other
        loans to farmers                                            6,624        5,980
Commercial and industrial loans                                    25,711       19,956
Loans to individuals for household, family and
        other personal expenditures:
                Credit cards and related plans                      1,413          926
                Other                                              22,414       17,772
Obligations of states and political subdivisions in the U.S.:
        Tax exempt obligations                                        163          109
All other loans                                                       677          764
Lease financing receivables                                           190
Less:  Unearned income on loans                                      (125)         (99)
                                                                ---------    ---------
Total loans                                                     $ 139,824    $ 109,476
                                                                =========    =========

Loans restructured                                                   None         None

Commitments and contingencies

Commitments to make loans                                       $  23,808    $  17,824
                                                                =========    =========

Standby letters of credit                                       $   1,444    $     704
                                                                =========    =========

ADDRESSING THE FUTURE:
New Technologies

     Touch Tone Teller - Four Oaks Bank & Trust's exclusive automated banking service - was implemented late in 1997 and is now getting a real workout as our customers learn they can dial anytime, from anywhere, and access their account information to do transfers between checking and savings, make loan payments from checking or savings accounts, do balance inquiries, verify the last deposit made, or see if a check has cleared. This innovation will not only be a convenience for our customers, but a very cost effective move for our bank.

     Centralized loan processing took form in 1997 and has contributed greatly to our efficiency. The imaging of our loan documents has made this information more readily available to all loan departments while eliminating the need to store these documents.

     Our computer network installed by Alphanumeric Systems, Inc. is fully operational. Internal e-mail saves a lot of paper and improves communications among the branches allowing memos to be prepared and sent electronically. Optical storage of bank records and electronic viewing of reports to be implemented in 1998 will continue to increase our efficiency and productivity. And last but not least we began development of a web site in 1997 which will provide our bank with greater and more diverse exposure as well as customer access. All of these innovations bring to our bank a very desirable blend of high-tech and high-touch.


1997 saw new technology come into play both in the areas of customer access and in the banks infrastructure. Both Touch-Tone Teller and our inter-branch computer network are operational and development of our web site is well under way.

Management's Discussion

RISK ELEMENTS

     Past due and nonaccrual loans, in thousands, as extracted from the Call Reports of December 31, 1997 and 1996 were as follows:



                                      past due 30             past due 90
                                   through 89 days            days or more
                                   and still accruing      and still accruing       nonaccrual
                                   ------------------      ------------------     ---------------
                                     1997     1996            1997     1996        1997     1996
                                    ------   ------          ------   ------      ------   ------
Real estate loans                   $  201   $  627          $  280   $   43      $  501   $  158
Installment loans                      432      303              62       65          11       47
Credit cards and related plans          70       55              10       21        --       --
Commercial and all other loans          77      165            --         57        --          4
                                    ------   ------          ------   ------      ------   ------
Total                               $  780   $1,150          $  352   $  186      $  512   $  209
                                    ======   ======          ======   ======      ======   ======
Agricultural loans included above   $   24   $  168            --     $   51        --
                                    ======   ======          ======   ======      ======   ======



ALLOWANCE FOR LOAN LOSSES AND SUMMARY OF LOAN LOSS EXPERIENCE
As a matter of policy, the Bank maintains an allowance for loan losses. The allowance for loan losses is created by direct charges to income, and losses on loans are charged against the allowance when realized. The amount of the allowance is based upon an evaluation of the portfolio, current economic conditions, historical loan loss experience, and other factors management deems appropriate. The Bank's management believes its allowance for loan losses is adequate under existing economic conditions.

The following table summarizes the Bank's loan loss experience for the years ending of December 31, 1997 and 1996:



                                                             1997          1996
                                                          ----------    ----------
Balance at beginning of period                            $1,440,000    $1,220,000
Chargeoffs:
        Commercial, financial and agricultural               250,605        43,353
        Real estate                                          109,668        23,089
        Installment loans to individuals                     133,852       106,664
        Credit cards and related plans                        42,879        27,546
                                                          ----------    ----------
                                                             537,004       200,652
                                                          ----------    ----------

Recoveries:
        Commercial, financial and agricultural                   922         2,161
        Real estate                                             --            --
        Installment loans to individuals                      34,213        21,607
        Credit cards and related plans                         2,018           112
                                                          ----------    ----------
                                                              37,153        23,880
                                                          ----------    ----------

Net chargeoffs                                               499,851       176,772
                                                          ----------    ----------

Additions charged to operations                              784,851       396,772
                                                          ----------    ----------

Balance at end of year                                    $1,725,000    $1,440,000
                                                          ==========    ==========

Ratio of net chargeoffs during the year to
        average gross loans outstanding during the year        0.383%        0.171%

Management's Discussion

DEPOSITS
For each category of total deposits which has an average for the year in excess of 10 percent of average total deposits, the average balance and the average rates as of December 31, 1997 and 1996 are as follows:


(in thousands)                    average                        average
                                  balance                         rate
                           -----------------------         ------------------
                             1997           1996            1997        1996
                           --------       --------         -----       ------
Demand                     $ 22,959       $ 19,433            --          --
NOW accounts               $ 14,159       $ 13,063          2.10%       2.07%
Time                       $101,131       $ 82,880          5.84%       5.85%

Time certificates in amounts of $100,000 or more outstanding at December 31, 1997 by maturity are as follows: (in thousands)

Three months or less                                       $21,381
Over three months through twelve months                     14,389
Over twelve months through three years                       1,467
Over three years                                               596
                                                           -------
 Total                                                     $37,833
                                                           -------

BORROWINGS

The Bank borrows funds principally from the Federal Home Loan Bank of Atlanta. Information regarding such borrowings is as follows (in thousands):

                                                           1997           1996
                                                         -------        -------
Balance outstanding at December 31                       $ 3,000        $  --
Weighted average rate at December 31                        5.66%          --
Maximum borrowings during the year                       $13,030        $ 6,750
Average amounts outstanding during year                  $ 5,301        $ 1,958
Weighted average rate during year                           5.85%          5.57%


Key Ratios

The following schedule of key ratios is presented for the years ended December 31, 1997 and 1996:
                                                             1997         1996
                                                            ------      -------
Return on average assets                                     1.20%        1.24%
Return on average equity                                    13.69%       13.41%
Dividend payout ratio                                       22.31%       23.29%
Equity to assets (averages)                                  8.75%        9.24%
Ending equity to ending assets                               8.87%        9.03%
Average interest earning assets
to average total assets                                     93.47%       93.15%
Average net loans to average total deposits                 83.39%       78.78%
Average interest bearing liabilities to
average interest earning assets                             82.57%       82.00%

Management's Discussion


YEAR 2000 COMPLIANCE
As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products, including the Company's, were designed to accommodate a two-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. The Bank primarily utilizes a third-party vendor for processing its primary banking applications. In addition, the Bank also uses third-party vendor application software for all ancillary computer applications. The third-party vendor for the Company's banking applications is in the process of modifying, upgrading or replacing its computer applications to ensure Year 2000 compliance. To assist in this effort, the Company has been advised by such vendor that the vendor has hired the services of a consultant to review the plan and assist such vendor in achieving Year 2000 compliance by December 31, 1998. In addition, the Company has instituted a Year 2000 compliance program whereby the Bank is reviewing the Year 2000 issues that may be faced by its other third-party vendors. Under such program, the Company will examine the need for modifications or replacement of all non-Year 2000 compliance pieces of software. The Company does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition and expects that it will satisfy such compliance program without material disruption of its operations. In the event that the Bank's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Bank's business, results of operations or financial condition could be adversely affected.



FORWARD LOOKING INFORMATION
Information set forth in this Annual Report to Shareholders under the caption "Management's Discussion and Analysis of Financial Conditions and Results of Operations" contains various "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements represent the company's judgement concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereof or comparable terminology.

The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses, the low trading volume of the Common Stock and other considerations described in connection with specific forward looking statements.

Report of Independent Accountants

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina


We have audited the accompanying consolidated balance sheets of Four Oaks Fincorp, Inc. as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for 1995, included herein, were audited by other accountants whose report, dated February 20, 1996, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Four Oaks Fincorp, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ Coopers & Lybrand L.L.P.

Raleigh, North Carolina
February 20, 1998

                          Consolidated Balance Sheets


                                                                                   December 31,
                                                                           ---------------------------
                        ASSETS                                                  1997           1996
                                                                                ----           ----
Cash and due from banks                                                    $  6,454,065   $  5,046,441
Interest bearing bank balances                                                2,114,378      1,561,868
Securities available for sale                                                35,081,851     37,092,216
Loans, net                                                                  138,098,776    108,036,023
Bank premises and equipment, net                                              5,091,883      4,450,294
Other assets                                                                  3,229,939      2,925,716
                                                                           ------------   ------------

                Total assets                                               $190,070,892   $159,112,558
                                                                           ============   ============

          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Noninterest-bearing                                                        $ 24,761,325   $ 21,212,139
Interest-bearing                                                            143,226,612    121,630,836
                                                                           ------------   ------------
                Total deposits                                              167,987,937    142,842,975

Borrowed funds                                                                3,000,000           --
Other liabilities                                                             2,215,958      1,906,931
                                                                           ------------   ------------

                Total liabilities                                           173,203,895    144,749,906
                                                                           ------------   ------------

Commitments and contingencies (Notes 5, 9, and 10)

Shareholders' equity:
        Common stock; $1.00 par value, 5,000,000 shares authorized;
           875,648 and 837,949 issued and outstanding at December 31,
           1997 and 1996, respectively                                          875,648        837,949
        Capital surplus                                                       5,602,066      4,871,623
        Retained earnings                                                    10,249,413      8,604,138
        Net unrealized gain on securities                                       139,870         48,942
                                                                           ------------   ------------
                Total shareholders' equity                                   16,866,997     14,362,652
                                                                           ------------   ------------

                Total liabilities and shareholders' equity                $ 190,070,892   $159,112,558
                                                                           ============   ============



The accompanying notes are an integral part of the consolidated financial statements.

                            Four Oaks Fincorp, Inc.
                     Consolidated Statements of Operations
              For the years ended December 31, 1997, 1996 and 1995



                                                                                   1997           1996           1995
                                                                              ------------    ------------    ------------
Interest income:
        Loans                                                                 $ 12,650,703    $ 10,208,256    $  8,486,005
        Securities:
          Taxable U.S. Government and agency obligations                         1,712,768       1,549,431       1,440,890
          Tax-exempt obligations of states and political subdivisions              290,714         273,560         258,951
          Other taxable securities                                                  94,314          64,231          57,717
        Overnight investments                                                       78,856         153,238         221,388
                                                                              ------------    ------------    ------------
                Total interest income                                           14,827,355      12,248,716      10,464,951
                                                                              ------------    ------------    ------------

Interest expense:
        Deposits                                                                 6,735,764       5,585,340       4,733,509
        Short-term borrowings                                                      263,401         108,634          52,051
        Other borrowed funds                                                        46,223            --              --
                                                                              ------------    ------------    ------------
                Total interest expense                                           7,045,388       5,693,974       4,785,560
                                                                              ------------    ------------    ------------

                Net interest income                                              7,781,967       6,554,742       5,679,391
Provision for loan losses                                                          784,851         396,772         385,167
                                                                              ------------    ------------    ------------
                Net interest income after provision for loan losses              6,997,116       6,157,970       5,294,224
                                                                              ------------    ------------    ------------
Noninterest income:
        Service charges on deposit accounts                                        802,908         619,834         535,450
        Other service charges, commissions and fees                                649,466         327,777         236,100
        Securities net losses                                                       (3,910)        (66,372)        (42,403)
                                                                              ------------    ------------    ------------
                Total noninterest income                                         1,448,464         881,239         729,147
                                                                              ------------    ------------    ------------

        Noninterest expense:
          Salaries                                                               2,307,500       1,981,158       1,681,610
          Employee benefits                                                        408,752         331,269         299,716
          Occupancy expenses                                                       245,732         179,764         188,831
          Equipment expenses                                                       327,364         261,675         255,555
          Other operating expense                                                1,958,970       1,621,493       1,392,802
                                                                              ------------    ------------    ------------
                Total noninterest expense                                        5,248,318       4,375,359       3,818,514
                                                                              ------------    ------------    ------------

Income before income taxes                                                       3,197,262       2,663,850       2,204,857

Provision for income taxes                                                       1,075,700         843,000         680,500
                                                                              ------------    ------------    ------------

                Net income                                                    $  2,121,562    $  1,820,850    $  1,524,357
                                                                              ============    ============    ============

Net income per common share                                                   $       2.50    $       2.19    $       1.85
                                                                              ============    ============    ============

Diluted net income per common share                                           $       2.47    $       2.15    $       1.83
                                                                              ============    ============    ============


The accompanying notes are an integral part of the consolidated financial statements.


                                   Consolidated Changes in Shareholders' Equity
                                For the years ended December 31, 1997, 1996 and 1995
                                                                                                                           Net
                                                                                                                       Unrealized
                                                                Common Stock            Capital         Retained      Gain (Loss)
                                                          Shares         Amount         Surplus         Earnings     on Securities
                                                          -------    ------------    ------------    ------------   --------------
Balance, January 1, 1995                                  822,690    $    822,690    $  4,585,921    $  6,076,828    $   (363,239)
        Cash dividends of $.47 per
          share                                             --              --             --            (389,513)         --
        Cash paid for fractional shares
          created by 4 for 3 stock split                     (221)           (221)            221          (3,647)         --
        Change in net unrealized
          gain (loss) on securities
          available for sale                                --              --             --               --           577,857
        Sale of common stock                                5,810           5,810          82,144           --             --
        Net income                                          --              --             --           1,524,357          --
                                                          -------    ------------    ------------    ------------   --------------
Balance December 31, 1995                                 828,279         828,279       4,668,286       7,208,025         214,618
        Cash dividends of $.51 per
          share                                                                                          (424,737)
        Change in net unrealized                            --              --              --              --             --
          gain (loss) on securities
          available for sale                                --              --                                           (165,676)
        Sale of common stock                                9,670           9,670         203,337           --             --
        Net income                                          --              --              --          1,820,850          --
                                                          -------    ------------    ------------    ------------   --------------
Balance, December 31, 1996                                837,949         837,949       4,871,623       8,604,138          48,942
        Cash dividends of $.56 per
          share                                             --              --              --           (476,287)         --
        Change in net unrealized
          gain (loss) on securities
          available for sale                                --              --              --              --             90,928
        Sale of common stock                               37,699          37,699         730,443           --             --
        Net income                                          --              --              --          2,121,562          --
                                                          -------    ------------    ------------    ------------   --------------
Balance, December 31, 1997                                875,648    $    875,648    $  5,602,066    $ 10,249,413    $    139,870
                                                          =======    ============    ============    ============   ==============

The accompanying notes are an integral part of the consolidated financial statements.

                               Consolidated Statements of Cash Flows
                        for the years ended December 31, 1997, 1996 and 1995



                                                                                         1997            1996            1995
Cash flows from operating activities:                                               ------------    ------------    ------------
Net income                                                                          $  2,121,562    $  1,820,850    $  1,524,357
        Adjustments to reconcile net income to net cash
         provided by operations:
               Provision for loan losses                                                 784,851         396,772         385,167
               Provision for depreciation                                                310,539         220,978         207,935
               Loans originated for sale                                              (1,678,200)     (1,930,989)     (1,388,981)
               Proceeds from loan sales                                                1,678,200       1,930,989       1,534,881
               Deferred income tax benefit                                               (24,800)        (62,000)        (89,000)
               Net amortization of bond premiums
                 and  discounts                                                           (7,164)          3,459          49,975
               Loss on sale of securities                                                  3,910          66,372          42,403
               Loss on sale of repossessed assets                                         35,516          79,010           6,456
               Gain on sale of fixed assets                                              (13,178)         (5,124)           --
               Changes in assets and liabilities:
                      Prepaid and other assets                                          (101,370)         74,674        (293,571)
                      Interest receivable                                                 45,240        (128,592)       (448,974)
                      Income taxes and other liabilities                                (107,776)        183,075          50,045
                      Interest payable                                                   416,804         187,486         413,414
                                                                                    ------------    ------------    ------------
                        Net cash provided by operating activities                      3,464,134       2,836,960       1,994,107
                                                                                    ------------    ------------    ------------

Cash flows from investing activities:
        Proceeds from sales of investment securities -
         available for sale                                                           12,131,908      12,749,693       6,283,834
        Proceeds from maturities of investment
         securities - available for sale                                               8,080,000       3,415,000       6,001,125
        Purchase of securities available for sale                                    (18,088,468)    (20,854,230)    (16,331,313)
        Net increase in loans                                                        (30,967,952)    (20,214,870)    (15,288,064)
        Capital expenditures                                                          (1,010,873)     (1,443,746)       (773,805)
        Proceeds from sale of fixed assets                                                71,923           6,000            --
        Acquisition of real estate                                                       (46,200)           --              --
        Proceeds from sale of real estate                                                   --            85,529          98,796
        Proceeds from sale of other assets acquired in
         settlement of loans                                                             162,866         316,844          62,206
                                                                                    ------------    ------------    ------------
                        Net cash used in investing activities                        (29,666,796)    (25,939,780)    (19,947,221)
                                                                                    ------------    ------------    ------------
Cash flows from financing activities:
        Net decrease in short-term borrowings                                               --              --        (2,500,000)
        Proceeds from Federal Home Loan Bank of
         Atlanta advances                                                             13,000,000            --              --
        Repayment of Federal Home Loan Bank of
         Atlanta advances                                                            (10,000,000)           --              --
        Net increase in deposit accounts                                              25,144,962      23,877,612      16,987,086
        Deferral of organizational costs                                                 (99,181)           --              --
        Proceeds from issuance of common stock                                           593,302         213,007          87,954
        Cash dividends paid                                                             (476,287)       (424,737)       (393,160)
                                                                                    ------------    ------------    ------------
                        Net cash provided by financing activities                     28,162,796      23,665,882      14,181,880
                                                                                    ------------    ------------    ------------
                        Net increase (decrease) in cash and cash
                             equivalents                                               1,960,134         563,062      (3,771,234)
Cash and cash equivalents at beginning of year                                         6,608,309       6,045,247       9,816,481
                                                                                    ------------    ------------    ------------
Cash and cash equivalents at end of year                                            $  8,568,443    $  6,608,309    $  6,045,247
                                                                                    ============    ============    ============
Supplemental disclosures of cash flow information:
        Cash paid during the year for interest                                      $  6,628,589    $  5,506,488    $  4,372,146
                                                                                    ============    ============    ============
        Cash paid during the year for income taxes                                  $  1,057,975    $    886,264    $    761,518
                                                                                    ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The 1997 consolidated financial statements include the accounts and transactions of Four Oaks Fincorp, Inc. (the "Company"), a bank holding company incorporated under the laws of the State of North Carolina, and its wholly-owned subsidiary, Four Oaks Bank & Trust Company (the "Bank"). All significant intercompany transactions have been eliminated. The 1996 and 1995 financial statements are those of the Bank only.

Nature of Operations
The Company was incorporated under the laws of the State of North Carolina on February 5, 1997 (see Note 2). The Company's primary function is to serve as the Holding Company for its wholly-owned subsidiary, the Bank. The Bank operates seven offices in eastern and central North Carolina, and its primary source of revenue is derived from loans to customers and from its securities portfolio. The loan portfolio is comprised mainly of real estate, commercial, consumer, and equity line of credit loans. These loans are primarily collateralized by residential and commercial properties, commercial equipment, and personal property.

Use of Estimates in the Preparation of Financial Statements and Certain Significant Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1997 and 1996 and the reported amounts of revenues and expenses during the years ended December 31, 1997, 1996 and 1995. Actual results could differ from those estimates.

Significant Accounting Policies
The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Securities
Securities are classified into three categories:

(1) Securities Held to Maturity - Debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost;

(2) Trading Securities - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

(3) Securities Available for Sale - Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

The Company classifies all securities as available for sale and unless otherwise noted all securities purchased by the Company will be classified available for sale. Gains and losses on sales of securities, computed based on specific identification of adjusted cost of each security, are included in other income at the time of the sale. Premiums and discounts are amortized into interest income using the level yield method.

Loans and Allowance for Loan Losses
Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

The Company evaluates its loan portfolio in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure". Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

At December 31, 1997 and 1996, there were no loans material to the financial statements that were impaired under the provisions of SFAS No. 114.

The Company uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Recognition on Impaired and Nonaccrual Loans
Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Foreclosed Assets
Assets acquired as a result of foreclosure are valued at the lower of the recorded investment in the loan or fair value less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance and foreclosure costs associated with the loan. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value and gains or losses on disposition are included in other expense.

Company Premises and Equipment
Company premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of assets. Useful lives range from 5 to 10 years for furniture and equipment and is 35 years for premises. Expenditures for repairs and maintenance are charged to expense as incurred.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" on January 1, 1997. The adoption of this pronouncement had no material effect on the Company's financial statements.

Intangible Assets
Intangible assets are amortized using the straight-line method over 15 years. The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects for the Company, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the banking industry and any other events or circumstances which might indicate potential impairment. The Company has included a core deposit premium in other assets at December 31, 1997 and 1996 with a carrying value of $169,039 and $183,424, respectively. Amortization included in the Company's other operating expense for 1997, 1996 and 1995 is $14,386, $14,388 and $37,779, respectively.

Income Taxes
Provisions for income taxes include amounts currently payable and deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes in the year of change.

Statement of Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and overnight interest bearing bank balances.

New Accounting Pronouncements
The Company will adopt SFAS No. 130, "Reporting Comprehensive Income" on January 1, 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements.

The Company will adopt SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" on January 1, 1998. SFAS No. 131 establishes standards for determining an entity's operating segments and the type and level of financial information to be disclosed in both annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. FORMATION OF HOLDING COMPANY

The Company was incorporated on February 5, 1997 under the laws of the State of North Carolina for the purpose of serving as the holding company for the Bank. On July 1, 1997, pursuant to the reorganization of the Bank into a holding company structure, the common stock of the Bank was converted on a share-for-share basis into common stock in the Company that have rights, privileges and preferences identical to the common stock of the Bank.

3. SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated market values of securities available for sale as of December 31, 1997 and 1996 are as follows:

                                                    Gross           Gross           Estimated
                                  Amortized       Unrealized      Unrealized         Market
                                     Cost           Gains           Losses           Value
                                 -------------  -------------    ------------     ------------
1997:
U.S. Government and
  agency securities               $ 29,267,069    $    94,157      $   15,769     $ 29,345,457
State and municipal securities       4,550,304        155,482              -         4,705,786
Other securities                     1,030,608             -               -         1,030,608
                                 -------------  -------------    ------------     ------------
                                 $  34,847,981    $   249,639      $   15,769     $ 35,081,851
                                 =============  =============    ============     ============

1996:
U.S. Government and
  agency securities               $ 30,173,017    $    81,914      $    46,809    $ 30,208,122
State and municipal securities       5,841,404        153,230            3,309       5,991,325
Other securities                       954,853              -           62,084         892,769
                                 -------------  -------------    ------------     ------------
                                  $ 36,969,274     $  235,144       $  112,202    $ 37,092,216
                                 =============  =============    ============     ============



The amortized cost and estimated market value of debt securities at December 31, 1997 by contractual maturities are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                      Estimated
                                                      Amortized        Market
                                                        Cost            Value
                                                     -----------     -----------
Due in one year or less                              $ 3,807,260     $ 3,813,967
Due after one year through five years                 25,436,386      25,587,794
Due after five years through ten years                 4,443,562       4,516,536
Due after ten years                                      130,165         132,946
                                                     -----------     -----------
                                                     $33,817,373     $34,051,243
                                                     ===========     ===========

Assets, principally securities, with a carrying value of approximately $7,747,000 and $6,970,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Sales of investment securities available for sale during 1997, 1996 and 1995 generated realized gains of $57,862, $44,456 and $2,647 and realized losses of $61,772, $110,828 and $45,050, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans as of December 31, 1997 and 1996 are summarized as follows (in thousands):



                                                       1997              1996
                                                     ---------       ----------
Real estate - residential and other                  $  76,582        $  57,154
Real estate - agricultural                               6,175            6,914
Other agricultural                                       6,624            5,980
Consumer loans                                          23,827           18,698
Business loans                                          25,711           19,956
Other loans                                              1,030              873
                                                      --------          -------
                                                       139,949          109,575
Less:
        Unearned income                                   (125)             (99)
        Allowance for loan losses                       (1,725)          (1,440)
                                                      --------          -------

                                                     $ 138,099        $ 108,036
                                                      ========        =========

The maturities and carrying amounts of certain loans as of December 31, 1997 are summarized as follows ( in thousands):

                                                         Real Estate
                                          Commercial     Construction
                                           Financial       and Land
                                          Agricultural   Development   Total
                                          ------------   -----------   ------

Due within one year                         $24,620      $13,499      $38,119
                                            -------      -------      --------
Due after one year to five years:
 Fixed rate                                  19,273        2,221       21,494
 Variable rate                                7,781        1,034        8,815
                                             ------       ------       ------
                                             27,054        3,255       30,309
                                             ------        -----       ------
Due after five to ten years:
 Fixed rate                                     895           68          963
 Variable rate                                  458           --          458
                                              -----        -----        -----
                                              1,353           68        1,421
                                              -----         ----        -----

Total                                       $53,027      $16,822      $69,849
                                            =======      =======       ======

Nonperforming assets at December 31, 1997 and 1996 consist of the following (in thousands):

                                                              1997        1996
                                                              ----        ----

Loans past due ninety days or more                           $  352       $  186
Nonaccrual loans                                                512          209
Foreclosed assets (included in other assets)                    193          147
                                                             ------       ------
                                                             $1,057       $  542
                                                            =======       ======

A summary of the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                        1997           1996           1995
                                        ----           ----           ----
Balance, beginning                  $ 1,440,000    $ 1,220,000    $   955,000
Provision charged against income        784,851        396,772        385,167
Recoveries of amounts charged-off        37,153         23,880         85,883
Amounts charged-off                    (537,004)      (200,652)      (206,050)
                                    -----------    -----------    -----------
Balance, ending                     $ 1,725,000    $ 1,440,000    $ 1,220,000
                                    ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1997 and 1996 are as follows:
                                                    1997                 1996
                                                    ----                 ----
Land                                             $ 1,031,502        $ 1,001,961
Building                                           3,161,787          2,738,651
Furniture and equipment                            2,739,338          2,277,066
                                                 -----------         ----------
                                                   6,932,627          6,017,678
Less accumulated depreciation                     (1,840,744)        (1,567,384)

                                                 $ 5,091,883        $ 4,450,294
                                                 ===========        ===========

6. BORROWED FUNDS

The Company has an established line of credit with the Federal Home Loan Bank of Atlanta in the amount of $25,000,000. This line is secured by a blanket floating lien covering the Company's loan portfolio of qualifying residential (1-4 units) first mortgage loans. At December 31, 1997, the Company had an advance of $3,000,000 outstanding. The interest rate on this advance is 5.66% and it matures on September 24, 2002. There were no advances outstanding at December 31,1996.

7. INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                    1997               1996            1995
                                    ----               ----            ----
Current:
        Federal                 $   985,000       $   840,000       $   729,500
        State                       115,500            65,000            40,000
                                -----------       -----------       -----------
                                  1,100,500           905,000           769,500
                                ===========       ===========       ===========
Deferred:                           (24,800)          (62,000)          (89,000)
                                -----------       -----------       -----------
        Total                   $ 1,075,700       $   843,000       $   680,500
                                ===========       ===========       ===========

The reconciliation of expected income tax at the statutory Federal rate with income tax expense for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                                1997           1996           1995
                                                                ----           ----           ----
Expected income tax expense at statutory
  rate (34%)                                                $ 1,087,000    $   906,000    $   750,000

Increase (decrease) in income tax expense resulting from:
State taxes (net of federal benefit)                             70,000         35,000         13,000
Tax exempt income                                               (99,000)       (93,000)       (88,000)
Other, net                                                       17,700         (5,000)         5,500
                                                            -----------    -----------    -----------
Income tax expense                                          $ 1,075,700    $   843,000    $   680,500
                                                            ===========    ==========     ===========


A summary of the deferred tax assets (liabilities) at December 31, 1997 and 1996, included in other assets, is as follows:

                                      1997         1996
                                      ----         ----
Allowance for loan losses           $ 628,000    $ 518,000
Depreciation                         (298,000)    (230,000)
Bond accretion                        (45,800)     (20,000)
Unamortized loan costs and fees        48,600       40,000
                                    ---------     --------
                                      332,800      308,000
Unrealized gains on available for
  sale securities                     (94,000)      74,000)
                                    ---------    ---------
        Net deferred tax asset      $ 238,800    $ 234,000
                                    =========    =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. EMPLOYEE BENEFIT PLAN

The Bank has a defined contribution pension plan in effect for substantially all full-time employees. Employee benefits expense includes $94,808, $83,082 and $76,124 in 1997, 1996 and 1995, respectively, for this plan. Contributions under the plan are made at the discretion of the Board of Directors, but have amounted to 5% of eligible employees' gross salary for the past three years.

9. REGULATORY RESTRICTIONS

The Bank, as a North Carolina banking corporation, may pay dividends to the Company only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank.

Current Federal regulations require that the Bank maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Bank must maintain a leverage ratio of 4%. As of December 31, 1997, the Bank's capital exceeded the current capital requirements. The Bank currently expects to continue to exceed these minimums without altering current operations or strategy.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table below (dollars in thousands).

                                                                                                            To Be Well Capitalized
                                                                                            For Capital     Under Prompt Corrective
                                                                      Actual              Adequacy Purposes     Action Provisions
                                                             ----------------------    -------------------- -----------------------
                                                               Amount        Ratio      Amount         Ratio      Amount   Ratio
                                                             ---------      -------    --------       ------     -------- -------
As of December 31, 1997:
------------------------
Total Capital (to Risk Weighted Assets)                       $17,837         12.7%    $11,235          8.0%     $14,045    10.0%
Tier I Capital (to Risk Weighted Assets)                       16,112         11.5       5,618          4.0        8,427     6.0
Tier I Capital (to Average Assets)                             16,112          8.5       7,582          4.0        9,478     5.0

As of December 31, 1996:
------------------------
Total Capital (to Risk Weighted Assets)                       $15,509         12.7%    $ 9,738          8.0%     $12,172    10.0%
Tier I Capital (to Risk Weighted Assets)                       14,069         11.6       4,869          4.0        7,303     6.0
Tier I Capital (to Average Assets)                             14,069          8.9       6,347          4.0        7,933     5.0

The Company is also subject to these capital requirements. At December 31, 1997 the Company's total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 capital to average assets were 12.9%, 11.7% and 8.5%, respectively.

10. COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Bank's risk of loss in the event of nonperformance by the other party to the commitment to extend credit, line of credit or standby letter of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As of December 31, 1997 and 1996, outstanding financial instruments whose contract amounts represent credit risk were as follows:

                                                                   1997                1996
                                                                   ----                ----
Outstanding commitments to lend, unfunded loans and
    lines of credit                                             $23,808,000        $17,824,000
                                                                ===========        ===========
Standby and commercial letters of credit                        $ 1,444,000        $   704,000
                                                                ===========        ===========

The Bank's lending is concentrated primarily in eastern and central North Carolina and the surrounding communities in which it operates. Credit has been extended to certain of the Bank's customers through multiple lending transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. RELATED PARTY TRANSACTIONS

Certain parties (principally directors and executive officers of the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with the Bank in the ordinary course of business. An analysis of activity with respect to such loans for the years ended December 31, 1997 and 1996 is as follows:

                                         Balance at                                      Balance at
                                         Beginning                        Amount           End of
                                          of Year        Additions       Collected          Year
                                        -----------      ---------       ----------      ----------
Aggregate of certain related party loans:
         1997                            $ 411,000       $ 714,000       $ 280,000       $ 845,000
                                        ===========      =========       ==========      ==========

         1996                            $ 356,000       $ 188,000       $ 133,000       $ 411,000
                                        ===========      =========       ==========      ==========

The Bank leased a building from one of its directors for $780, $755, and $736 per month in 1997, 1996 and 1995, respectively. The term of the lease has historically been on a year to year basis, but was changed to a five year lease as of January 1, 1995 with annual increases based on the Consumer Price Index.


12. STOCK OPTION PURCHASE PLAN

The Bank has a non-qualified stock option plan (the "Plan") for certain key employees. On July 1, 1997 the Plan was amended in conjunction with the formation of the Company. This amendment increased the number of shares authorized for the Plan to 100,000. Options will continue to be granted at the discretion of the Board at a price approximating market, as determined by a committee of Board members. All options granted subsequent to this amendment will be 100% vested one year from the grant date and will expire ten years from the grant date. Options granted prior to the amendment have ten year lives and a five year level vesting provision.

A summary of the status of the Bank's stock options, after giving retroactive effect to stock splits, as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                                Options          Option Price
                                              Outstanding          Per Share
                                              -----------        ------------
Balance January 1, 1994                          44,167          $ 10.80 - 12.00
   Granted                                        1,333                  $ 13.31
   Exercised                                      1,500                  $ 10.80
                                                 ------
Balance December 31, 1995                        44,000         $ 10.80 to 13.31
   Exercised                                      2,333                  $ 10.80
                                                 ------
Balance December 31, 1996                        41,667          $ 10.80 - 13.31
   Granted                                        2,500                  $ 26.00
   Exercised                                     28,533          $ 12.00 - 13.31
                                                 ------
Balance December 31, 1997                        15,634          $ 10.80 - 26.00
                                                 ======
The weighted average exercise price of all outstanding options at December 31, 1997 is $14.28. There are 52,000 shares reserved for future issuance at December 31, 1997.

Additional information concerning the Company's stock options is as follows:

                                       Number         Remaining       Number
                                     Outstanding     Contractual    Exercisable
EXERCISE PRICE                       at 12/31/97        Life         at 12/31/97
                                     ------------    -----------    ------------
$ 10.80                                   334          4.2 years         334
$ 12.00                                12,000          1.1 years      12,000
$ 13.31                                   800          7.2 years         -
$ 26.00                                 2,500          9.3 years         -
                                       ------                         ------
                                       15,634                         12,334
                                       ======                         ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 1, 1996 the Bank adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123,the Bank has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for the Plan. Accordingly, no compensation cost will be recognized for future options granted under any plan. The proforma effect of applying SFAS No. 123 to the current year grants is not considered material.

13. EARNINGS PER SHARE

The Company adopted SFAS No. 128 "Earnings Per Share" on December 31, 1997. As required, all prior period earnings per share have been restated to conform with the provisions of the statement. The only effect of this restatement is that the Company is presenting diluted earnings per share for the first time for the years ended December 31, 1996 and 1995.

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding for the years ended December 31, 1997, 1996, and 1995.

                                                            1997           1996            1995
                                                            ----           ----            ----
        Net income (numerator)                          $ 2,121,562     $1,820,850      $1,524,357
                                                        ===========     ==========      ==========
        Shares for basic EPS (denominator)                  847,047        832,621         824,405
        Dilutive effect of stock options                     12,307         13,440           9,524
                                                        -----------     ----------      ----------
        Adjusted shares for diluted EPS                     859,354        846,061         833,929
                                                        ===========     ==========      ==========

14. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Four Oaks Fincorp, Inc., the parent company, at December 31, 1997 and for the period from February 5, 1997 to December 31, 1997 is presented below:

Condensed Balance Sheets
Assets:
        Cash                                           $    60,791
        Equity investment in subsidiary                 16,420,787
        Deferred organization costs, net                    89,328
        Other assets                                       296,091
                                                       -----------
                                                       $16,866,997
                                                       ===========
Liabilities and shareholders' equity:
        Shareholders' equity                           $16,866,997
                                                       ===========
                                       28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Operations
Dividends from wholly-owned subsidiary                           $    241,187
Equity in earnings of subsidiary                                    1,890,228
Miscellaneous expenses                                                 (9,853)
                                                                 ------------
               Net income                                         $ 2,121,562
                                                                 ============
Condensed Statements of Cash Flows
Operating Activities:
        Net income                                                $ 2,121,562
        Equity in undistributed earnings of subsidiary             (1,890,228)
        Amortization of deferred organization costs                     9,853
        Increase in other assets                                     (296,091)
                                                                  -----------
           Cash flows used in operating activities                    (54,904)
                                                                  -----------
Financing activities:
        Proceeds from issuance of common stock                        456,063
        Dividends paid                                               (241,187)
        Deferral of  organization costs                               (99,181)
                                                                  -----------
            Cash flows provided by financing activities               115,695
                                                                  -----------
            Net increase in cash and cash equivalents                  60,791


Cash and cash equivalents, beginning of period                             -
                                                                  -----------
Cash and cash equivalents, end of  period                       $      60,791
                                                                  ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Company taken as a whole. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Due from Banks
Cash and due from banks are equal to the fair value due to the liquid nature of the financial instruments.

Securities
Fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans Receivable
Fair values have been estimated by type of loan: residential real estate loans, consumer loans, and commercial and other loans. For variable-rate loans that reprice frequently and with no significant credit risk, fair values are based on carrying values. The fair values of fixed rate loans are estimated by discounting the future cash flows using the current rates at which loans with similar terms would be made to borrowers with similar credit ratings and for the same remaining maturities. The Company has assigned no fair value to off-balance sheet financial instruments since they are either short term in nature or subject to immediate repricing.

Deposits
The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. Fair value of certificates of deposit is estimated by discounting the future cash flows using the current rate offered for similar deposits with the same maturities.

Accrued Interest Receivable and Payable
The carrying amount of accrued interest approximates market.

The following table presents information for financial assets and liabilities as of December 31, 1997 and 1996 (in thousands):


                                                              1997                                              1996
                                               ------------------------------------             -----------------------------------
                                                 Carrying               Estimated                Carrying               Estimated
                                                   Value                Fair Value                 Value                Fair Value
                                                 ---------              ----------              ----------              ----------
Financial assets:
       Cash and due from banks                  $    8,556              $     8,556             $    6,608              $    6,608
       Securities available for sale                35,082                   35,082                 37,092                  37,092
       Residential real estate loans                76,582                   76,312                 46,270                  46,718
       Consumer loans                               23,827                   23,881                 19,036                  19,064
       Commercial and other loans                   39,540                   39,201                 44,267                  44,328
       Accrued interest receivable                   2,007                    2,007                  2,052                   2,052
                                                 ---------                ---------             ----------                --------
               Total financial assets             $185,594                $ 185,039               $155,325                $155,862
                                                 =========                =========               ========                ========

Financial liabilities:
       Federal Home Loan Bank
         of Atlanta advances                    $    3,000              $     3,000             $     -                 $      -
       Deposits:
       Certificates of deposit                     110,843                  111,482                  91,336             $   91,333
       Other                                        57,145                   57,145                  51,578                 51,508
       Accrued interest payable                      1,914                    1,914                   1,499                  1,498
                                                ----------                 --------                 -------               --------
               Total financial
               liabilities                       $ 172,902               $  173,541                $144,413              $ 144,339
                                                ==========                 ========                 =======               ========

                                       30