Form 10-K, Exhibit 13
period 1997-12-31
FOUR OAKS FINCORP INC
filed 1998-03-31
CIK 1040799

EXHIBIT 13.2 TO FORM 10-K

 Report of Daniel G. Matthews & Associates, Inc. concerning financial statements for 1995 presented in the 1997 Annual Report to Shareholders



                     DANIEL G. MATTHEWS & ASSOCIATES, INC.
                          CERTIFIED PUBLIC ACCOUNTANTS
                            210 EAST WELLONS STREET
                        SMITHFIELD, NORTH CAROLINA 27577
                                  919-934-7116

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Four Oaks Bank & Trust Company
Post Office Box 309
Four Oaks, North Carolina 27524

We have audited the accompanying balance sheets of the Four Oaks Bank & Trust Company as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Four Oaks Bank & Trust Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/ Daniel G. Matthews & Associates, Inc.


DANIEL G. MATTHEWS & ASSOCIATES, INC.

February 20, 1996