Form 10KSB, Exhibit 13
period 1998-12-31
FOUR OAKS FINCORP INC
filed 1999-03-31
CIK 1040799

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

GENERAL
Four Oaks Fincorp Inc. (the "Company") has experienced significant sustained growth in assets and deposits over the last five years. Assets increased from $103,609,200 at December 31, 1993 to $214,376,056 at December 31, 1998, while total deposits increased from $90,265,187 to $188,424,584 over that same span. In addition, for 63 consecutive years the Company (prior to 1997, the Company's wholly owned subsidiary, Four Oaks Bank & Trust Company [the "Bank"]) has paid dividends. Each year for the past five years dividends have averaged 24% of the Company's average net income.

Interest rates on deposits and loans are set at competitive rates while maintaining spreads of 3.93% and 3.87% in 1998 and 1997, respectively, between interest earned on average loans and investments and interest paid on average interest bearing deposits and short-term borrowing. Gross loans have increased from $67,215,120 at December 31, 1993 to $155,383,490 at December 31, 1998,
while average net annual chargeoffs over the last five years were $336,706. The sustained growth provided by operations resulted in increases in total assets of 12.8%, 19.5%, and 19.3% for 1998, 1997, and 1996, respectively.

Gross loans grew 11.3% in 1998 and 27.7% in 1997. Total investments (including federal funds sold and interest bearing bank balances) increased 19% in 1998 and decreased 4% in 1997. The Company closely monitors changes in the financial markets in order to maximize the yield on its assets. The growth in loans and investments is funded by the growth in total deposits of 12.2% in 1998 and 17.6% in 1997 and net income of $2,578,120 in 1998 and $2,121,562 in 1997. Net income for 1998 and 1997 increased 21.5% and 16.5%, respectively, due to favorable interest margins and effective cost containment measures.

Management historically has monitored and controlled increases in overhead expenses while being committed to developing the skills and enhancing the professionalism of the Company's employees. Employee turnover has been minimal, while the number of full-time equivalent employees has increased from 54 at December 31, 1993 to 86 at December 31, 1998.

RESULTS OF OPERATIONS
Interest income increased 16.9% in 1998, 21.9% in 1997 and 17.1% in 1996. In 1998 and 1997, loan volumes were at record levels all year with much less seasonal fluctuation than we have had historically. This steady loan growth results from increased loan demand in our Smithfield, Clayton, Garner and Four Oaks markets and from our expanded market area served by our newest branch in Benson. Average gross loans were approximately $153,244,000 in 1998, $130,376,000 in 1997 and $103,559,000 in 1996. Average investments were approximately $35,286,000 in 1998, $33,802,000 in 1997 and $30,748,000 in 1996.
Market rates fluctuated as average prime rates ranged from 8% to 9% during 1998, 1997 and 1996. However, growth in 1998, 1997 and 1996 interest income is primarily due to higher volumes. Interest expense increased 15.3% in 1998, 24% in 1997 and 19% in 1996. Deposit rates have remained relatively steady since 1996. Noninterest income increased 14.7% and 44.7% primarily due to fees generated on new products in 1998 and 1997. While the Bank's stated service charges and fees have not significantly increased, the related income has risen due to higher account volumes and increased collection efforts. Noninterest expenses have increased from $4,368,934 in 1996 to $5,174,592 in 1997 and $5,913,839 in 1998. These increases are the result of increased operating expenses caused by the growth of the Bank. The Bank's growth has resulted in more employees, increased facilities and equipment costs, and an increase in the volume of transactions.

LIQUIDITY AND CAPITAL RESOURCES
The Company's liquidity position is primarily dependent upon the Bank's need to respond to loan demand, the short-term demand for funds caused by withdrawals from deposit accounts (other than time deposits) and the liquidity of its assets. The Bank's primary liquidity sources include cash and amounts due from other banks, federal funds sold, and U.S. Government Agency and other short-term investment securities. In addition, the Bank has the ability to borrow funds from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta and to purchase federal funds from other financial institutions. The Company's management believes its liquidity sources are adequate to meet its operating needs and the operating needs of the Bank. Total shareholders' equity was $19,543,236 or 9.1% of total assets and $16,866,997 or 8.9% of total assets at December 31, 1998 and 1997, respectively.

INFLATION
The effect of inflation on financial institutions differs somewhat from the effect it has on other businesses. The performances of banks, with assets and liabilities that are primarily monetary in nature, are affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses.

INCOME TAXES
Income taxes, as a percentage of income before income taxes, for 1998, 1997 and 1996 were 33.5%. 33.6%, 31.6%. These changes were the result of management's redirection of funds between loans and different types of taxable and tax exempt interest-bearing assets in response to economic conditions and the Bank's liquidity requirements.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL The following schedule presents average balance sheet information for the years 1998 and 1997, along with related interest earned and average yields for interest-earning assets and the interest paid and average rates for interest-bearing liabilities.

       AVERAGE DAILY BALANCES, INTEREST INCOME/EXPENSE, AVERAGE YIELD/RATE


                                                                   1998                                  1997
                                                   -----------------------------------      ----------------------------------
                                                   average       interest      average      average     interest       average
(Dollars in thousands)                               daily        income/      yield/        daily       income/       yield/
                                                    balance       expense       rate        balance      expense         rate
ASSETS
Cash and due from banks                             $  5,502                               $  5,123
Interest bearing bank balances                         3,394      $   182        5.36%        1,430      $    79         5.52%
Investments:
U.S. Treasuries and Agencies                          30,358        1,920        6.32%       26,987        1,713         6.35%
Tax exempt(1)                                          4,207          216        5.13%        5,608          291         5.19%
Other investments                                        721           52        7.21%        1,207           94         7.79%
                                                    --------      -------                  --------      -------
Total investments(3)                                  35,286        2,188        6.20%       33,802        2,098         6.21%
                                                    --------      -------                  --------      -------
Commercial loans                                      25,706        2,539        9.88%       26,795        2,608         9.73%
Installment loans                                     34,078        3,444       10.11%       26,054        2,657        10.20%
Real estate loans                                     84,015        8,170        9.72%       69,697        6,753         9.69%
Equity lines                                           7,715          718        9.31%        6,797          601         8.84%
Overdraft lines and credit cards                       1,730          222       12.83%        1,033          146        14.13%
                                                    --------      -------                  --------      -------
   Gross loans(2)                                    153,244       15,093        9.85%      130,376       12,765         9.79%
Loan loss reserve                                     (1,911)                                (1,623)
                                                    --------      -------                  --------      -------
   Net loans                                         151,333       15,093        9.97%      128,753        12,765        9.91%
                                                    --------      -------                  --------      -------
Total fixed assets                                     5,840                                  4,983
Other assets                                           3,512                                  3,095
                                                    --------      -------                  --------      -------
Total assets                                        $204,867      $17,463        8.52%     $177,186      $14,942         8.43%
                                                    ========      =======                  ========      =======
Total interest earning assets                       $191,924      $17,463        9.10%     $165,608      $14,942         9.02%
                                                    ========      =======                  ========      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand                                              $ 26,872                               $ 22,959
NOW accounts                                          14,623     $    265        1.81%       14,159      $   298         2.10%
Money markets                                          7,815          319        4.08%        6,101          239         3.92%
Savings                                               10,413          280        2.69%       10,047          295         2.94%
Time                                                 121,040        7,071        5.84%      101,131        5,904         5.84%
                                                    --------      -------                  --------      -------
Total deposits                                       180,763        7,935        4.39%      154,397        6,736         4.36%
Borrowing                                              3,343          189        5.65%        5,301          310         5.85%
Other liabilities                                      2,447                                  1,993
                                                    --------      -------                  --------      -------
Total liabilities                                    186,553        8,124        4.35%      161,691        7,046         4.36%
                                                    --------      -------                  --------      -------
Common stock                                           1,333                                  1,271
Surplus                                                5,472                                  4,636
Undivided profits                                     11,350                                  9,620
Unrealized (gain) on securities                        159                                      (32)
                                                    --------                               --------
Total equity                                        18,314                                   15,495
                                                    --------      -------                  --------      -------
Total liabilities and equity                        $204,867     $  8,124        3.97%     $177,186      $ 7,046         3.98%
                                                    ========      =======                  ========      =======
Total interest bearing liabilities                  $157,234     $  8,124        5.17%     $136,739      $ 7,046         5.15%
                                                    ========      =======                  ========      =======
Net interest margin:
   Total assets to total liabilities and equity                                  4.55%                                   4.45%
   Interest earning assets to interest bearing liabilities                       3.93%                                   3.87%
   Net yield on interest earning assets                          $  9,339        4.87%                   $ 7,896         4.77%
                                                                  =======                                =======

(1) Not computed on a tax equivalent basis.
(2) Includes non-accrual loans.
(3) Does not give effect to changes in fair value reflected in equity.

CHANGES IN INTEREST INCOME AND EXPENSE BY CATEGORY AND RATE/VOLUME VARIANCES FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997.
THE CHANGES DUE TO RATE AND VOLUME WERE ALLOCATED ON THEIR ABSOLUTE VALUES.


                                                 1998 versus 1997                               1997 versus 1996
                                  ---------------------------------------------   -----------------------------------------------
                                                            amount due to                                 amount due to
(in thousands)                     total increase            change in:          total increase            change in:
                                     (decrease)         volume          rate        (decrease)         volume         rate
                                   --------------      --------         ----     ---------------      --------        ----
Income:
Loans                                   $2,328          $2,238          $ 90          $2,442            $2,646       $(204)
Investments(1)                             193             213           (20)            137               118          19
                                        ------          ------          ----          ------            ------       -----
Total interest income                    2,521           2,451            70           2,579             2,764        (185)
                                        ------          ------          ----          ------            ------       -----
Expense:
NOW accounts                               (33)             10           (43)             27                22           5
Money market                                80               6            13              58                45          13
Savings                                    (15)             11           (26)              8                16          (8)
Time                                     1,167           1,163             4           1,058             1,070         (12)
                                        ------          ------          ----          ------            ------       -----
Total paid on deposits                   1,199           1,251           (52)          1,151             1,153          (2)
Borrowings                                (121)           (115)           (6)            201               186          15
                                        ------          ------          ----          ------            ------       -----
Total interest expense                   1,078           1,136           (58)          1,352             1,339          13
                                        ------          ------          ----          ------            ------       -----
Net interest income                     $1,443          $1,315          $128          $1,227            $1,425       $(198)
                                        ======          ======          ====          ======            ======       =====


(1) Includes federal funds sold and interest bearing bank balances.

INVESTMENT PORTFOLIO
The valuations of investment securities at December 31, 1998 and 1997 were (in thousands, except ratios):

                                                       Available for sale:                       Available for sale:
                                                              1998                                      1997
                                                   ----------------------------            ------------------------------
                                                   amortized          estimated             amortized           estimated
                                                     cost             fair value               cost             fair value
                                                   ----------        ----------             ---------          -----------
U.S. Treasury securities                          $  2,499            $  2,510               $ 5,496            $  5,531
U.S. Government agency obligations:
    All other                                       36,478              36,493                23,771              23,815
Securities issued by states and political
    subdivisions in the U.S.:
    Tax exempt securities                            3,901               4,066                 4,550               4,706
    Equity securities:
    Other equity securities                            622                 622                 1,030               1,030
                                                   -------             -------               -------             -------
Total securities                                   $43,500             $43,691               $34,847             $35,082
                                                   =======             =======               =======             =======
Pledged securities                                                     $  9,59                                   $ 7,747
                                                                       =======                                   =======

                                                                                                  1998              1997
                                                                                                Weighted          Weighted
Maturity and repricing data for debt securities:                   1998            1997       Average Yield    Average Yield
   Fixed rate debt securities with a remaining maturity of:      --------        -------      -------------    -------------
   Less than one year                                            $  2,961        $ 3,814           6.21%            6.11%
   Over one year through five years                                24,500         25,588           6.35%            6.29%
   Over five years                                                 15,608          4,649           5.97%            6.49%
                                                                  -------        -------
   Total fixed rate debt securities                                43,069         34,051           6.20%            6.30%
                                                                  -------        -------
   Total debt securities                                          $43,069        $34,051           6.20%            6.30%
                                                                  =======        =======

LOAN PORTFOLIO
Loans consisted of the following, in thousands, as extracted from the Call Reports of December 31, 1998 and 1997:

                                                                                    1998                         1997
                                                                                 -------                      --------
LOANS RECEIVABLE
Loans secured by real estate:
   Construction and land development                                             $24,715                      $17,014
   Secured by farmland                                                             5,635                        6,175
   Secured by 1-4 family residential properties:
      Revolving, open-end loans and lines of credit                                8,712                        8,308
      All other                                                                   36,897                       34,545
   Secured by multifamily residential properties                                   1,199                        2,106
   Secured by nonfarm nonresidential properties                                   17,334                       14,609
Loans to finance agricultural production and other loans to farmers                7,525                        6,624
Commercial and industrial loans                                                   28,827                       25,711
Loans to individuals for household, family and other personal expenditures:
   Credit cards and related plans                                                  1,861                        1,413
   Other                                                                          21,503                       22,414
Obligations of states and political subdivisions in the U.S.:
   Tax exempt obligations                                                            185                          163
All other loans                                                                    1,039                          677
Lease financing receivables                                                          148                          190
Less:  Unearned income on loans                                                     (197)                        (125)
                                                                                --------                     --------
Total loans                                                                     $155,383                     $139,824
Allowance for loan losses                                                         (1,945)                      (1,725)
                                                                                --------                     --------
   Net loans                                                                    $153,438                     $138,099
                                                                                ========                     ========
Loans restructured                                                                  None                         None

COMMITMENTS AND CONTINGENCIES
Commitments to make loans                                                       $ 32,149                    $  23,808
                                                                                ========                     ========
Standby letters of credit                                                       $  1,940                    $   1,444
                                                                                ========                     ========

CERTAIN LOAN MATURITIES
The maturities and carrying amounts of certain loans as of December 31, 1998 are summarized as follows (in thousands):

                                                                         Real Estate
                                                       Commercial       Construction
                                                        Financial         and Land
                                                       Agricultural      Development         Total
                                                       ------------     ------------        -------
Due within one year                                      $24,611           $20,028          $44,639
                                                         -------           -------          -------
Due after one year to five years:
   Fixed rate                                             24,428             2,955           27,383
   Variable rate                                           7,564             1,678            9,242
                                                         -------           -------          -------
                                                          31,992             4,633           36,625
                                                         -------           -------          -------
Due after five to ten years:
   Fixed rate                                              1,000                36            1,036
   Variable rate                                           1,129                 -            1,129
                                                         -------           -------          -------
                                                           2,129                36            2,165
                                                         -------           -------          -------
Total                                                    $58,732           $24,697          $83,429
                                                         =======           =======          =======

RISK ELEMENTS
Past due and nonaccrual loans, in thousands, as extracted from the Call Reports of December 31, 1998 and 1997 were as follows:

                                                  past due 30                   past due 90
                                                through 89 days                days or more
(in thousands)                                and still accruing            and still accruing              nonaccrual
                                           -----------------------        -----------------------       ------------------
                                            1998             1997           1998             1997       1998          1997
                                            ----             ----           ----             ----       ----          ----
Real estate loans                         $   773            $201           $138             $280       $219          $501
Installment loans                             418             432            132               62         52            11
Credit cards and related plans                 50              70             17               10          -             -
Commercial and all other loans                203              77            218                -        243             -
                                           ------            ----           ----             ----       ----          ----
Total                                      $1,444           $780            $505             $352       $514          $512
                                           ======           ====            ====             ====       ====          ====

Agricultural loans included above          $  208          $  24            $ 96                -       $ 61             -
                                           ======           ====            ====             ====       ====          ====

Foreclosed assets (included in other assets) are $517,154 and $192,852 at December 31, 1998 and 1997.

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

The following table summarizes the Bank's loan loss experience for the years ending December 31, 1998, 1997 and 1996:


(in thousands)                             1998                    1997                  1996
                                           ----                    ----                  ----
Balance at beginning of period            $1,725                  $1,440                $1,220
Chargeoffs:
   Commercial, and other                     187                     251                    43
   Real estate                               298                     109                    23
   Installment loans to individuls           361                     134                   107
   Credit cards and related plan              41                      43                    28
                                          ------                  ------                ------
                                             887                     537                   201
                                          ------                  ------                ------

Recoveries:
   Commercial and other                       15                       1                     2
   Real estate                                27                       -                     -
Installment loans                             68                      34                    22
   Credit cards and related plans              4                       2                     -
                                          ------                  ------                ------
                                             114                      37                    24
                                          ------                  ------                ------
Net chargeoffs                               773                     500                   177
                                          ------                  ------                ------
Additions charged to operations              993                     785                   397
                                          ------                  ------                ------
Balance at end of year                    $1,945                  $1,725                $1,440
                                          ======                  ======                ======
Ratio of net chargeoffs during
   the year to average gross loans
   outstanding during the year             0.504%                  0.383%                0.171%


DEPOSITS
For each category of total deposits which has an average for the year in excess of 10 percent of average total deposits, the average balance and the average rates as of December 31, 1998 and 1997 are as follows:


($ in thousands)                      average  balance                             average rate
                                    --------------------                       --------------------
                                    1998            1997                       1998            1997
                                    ----            ----                       ----            ----
Demand                            $ 26,872        $ 22,959                        -               -
Time                              $121,040        $101,131                     5.84%           5.84%



Time certificates in amounts of $100,000 or more outstanding at December 31, 1998 by maturity are as follows:
($ in thousands)

Three months or less                                                   $22,086
Over three months through twelve months                                 19,548
Over twelve months through three years                                   3,249
Over three years                                                           495
                                                                       -------
Total                                                                  $45,378
                                                                       =======

BORROWINGS
The Bank borrows funds principally from the Federal Home Loan Bank of Atlanta. Information regarding such borrowings is as follows ($ in thousands):

                                                            1998          1997
                                                            ----          ----
Balance outstanding at December 31                         $3,770       $ 3,000
Weighted average rate at December 31                         5.56%         5.66%
Maximum borrowings during the year                         $6,320       $13,030
Average amounts outstanding during year                    $3,343       $ 5,301
Weighted average rate during year                            5.65%         5.85%


KEY RATIOS
The following schedule of key ratios is presented for the years ended December 31, 1998 and 1997:

                                                            1998           1997
                                                            ----           ----
Return on average assets                                    1.26%          1.20%
Return on average equity                                   14.08%         13.69%
Dividend payout ratio                                      21.24%         22.16%
Equity to assets (averages)                                 8.94%          8.75%
Ending equity to ending assets                              9.12%          8.87%
Average interest earning assets
  to average total assets                                  93.68%         93.47%
Average net loans to average total deposits                83.72%         83.39%
Average interest bearing liabilities to
  average interest earning assets                          81.93%         82.57%

COMPETITION
     Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. Four Oaks Bank & Trust Company (the Bank) competes in its market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of the Bank's competitors have broader geographic markets and higher lending limits than those of the Bank and are also able to provide more services and make greater use of media advertising.
     The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of the Bank's competitors. In addition, as a result of interstate banking, out-of-state commercial banks may acquire North Carolina banks and heighten the competition among banks in North Carolina.
     Despite the competition in its market areas, the Bank believes that it has certain competitive advantages that distinguish it from its competition. The Bank believes that its primary competitive advantages are its strong local identity, its affiliation with the community and its emphasis on providing specialized services to small and medium-sized business enterprises, as well as professional and upper-income individuals. The Bank offers customers modern, high-tech banking without forsaking community values, such as prompt, personal service and friendliness. The Bank offers many personalized services and attracts and retains customers by being responsive and sensitive to their individualized needs. The Bank also relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the community, the Bank supports and participates in local events and its officers and directors serve on boards of local civic and charitable organizations.

YEAR 2000 ISSUES
     As the Year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products, including the Company's, were designed to accommodate a two-digit year. For example, "98" is stored on the system and represents 1998 and "00" represents 1900. The Bank utilizes a third-party vendor for processing its primary banking applications. In addition, the Bank also uses third-party vendor application software for all ancillary computer applications. The third-party vendor for the Company's banking applications is in the process of modifying, upgrading or replacing its computer applications to ensure Year 2000 compliance. In addition, the Company has instituted a Year 2000 compliance plan (the "Plan") whereby the Bank is reviewing the Year 2000 issues that may be faced by the Bank and its third-party vendors to ensure that the Bank's applications can properly process dates leading up to and after January 1, 2000. To assist in this effort, the Company has hired the services of a consultant to review the plan and assist the Company in achieving Year 2000 compliance for mission critical items. "Mission critical" items include, among other things, data processing and item processing.
     The Plan consists of the following 5 phases: (I) Awareness, which includes customer and employee awareness of the Year 2000 problem and the establishment of a Year 2000 committee comprised of senior management (Phase one is substantially complete at this time); (II) Assessment, which includes identifying all systems (hardware and software) that could be affected by the Year 2000 problem and testing them primarily by rolling dates forward to December 31, 1999 and allowing the system to process the data (Phase two has been completed); (III) Renovation, which includes upgrading or replacing non-compliant systems with compliant hardware and software; (IV) Validation, which includes testing systems (hardware and software) to verify compliance (for mission critical items this Phase has been completed); and (V) Implementation, which includes having all systems throughout the Bank Year 2000 compliant by June 30, 1999.
     The Company does not currently expect that the costs for ensuring that the Bank's applications properly process dates leading up to and after January 1, 2000 will be material to its financial condition and expects that the process will not result in a material disruption of its operations. In the event that the Bank's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Bank's business, results of operations or financial condition could be adversely affected.
     As a lending institution, the Bank is also exposed to potential risk if borrowers suffer Year 2000-related difficulties and are unable to repay their loans. The Bank is discussing the Year 2000 issue with borrowers as part of the Assessment phase of the Plan and during the loan granting or renewal process. At this time, the Bank is unable to determine what impact, if any, the Year 2000 problem will have on the loan payment performance of the Bank's borrowers. Thus far, however, none of the Bank's borrowers have reported the expectation of a material adverse impact on their ability to repay loans as a result of the year 2000 problem.
     The Bank is in the process of creating a contingency plan as part of the Assessment phase. The contingency plan will cover all mission critical and non-mission critical areas of the Bank's operations. The contingency plan will be completed during the 2nd quarter of 1999.

FORWARD LOOKING INFORMATION
     Information set forth in this Annual Report to Shareholders under the caption "Management's Discussion and Analysis of Financial Conditions and Results of Operations" contains various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereof or comparable terminology.
     The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses, the low trading volume of the Common Stock and other considerations described in connection with specific forward looking statements.

(1) The Independent Bank Index is the proprietary index of the Carson Medlin Company and includes 23 community financial institutions in the southeast

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Four Oaks Fincorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/    PricewaterhouseCoopers LLP
-----------------------------------------
Raleigh, North Carolina
February 12, 1999

                           CONSOLIDATED BALANCE SHEETS

                                                                                                       DECEMBER 31
                                                                                    --------------------------------------------
                        ASSETS                                                           1998                           1997
                                                                                     ------------                   ------------
Cash and due from banks                                                            $    7,949,632                 $    6,454,065
Interest bearing bank balances                                                            669,919                      2,114,378
Securities available for sale                                                          43,069,727                     34,051,243
FHLB stock and other equity securities                                                    622,348                      1,030,608
Loans, net                                                                            153,438,491                    138,098,776
Bank premises and equipment, net                                                        4,982,206                      5,091,883
Other assets                                                                            3,643,733                      3,229,939
                                                                                     ------------                   ------------
           Total assets                                                              $214,376,056                   $190,070,892
                                                                                     ============                   ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
   Noninterest-bearing                                                            $    29,703,444                  $  24,761,325
   Large denomination certificates of deposit                                          45,378,666                     37,833,092
   Other interest-bearing                                                             113,342,474                    105,393,520
                                                                                     ------------                   ------------
           Total deposits                                                             188,424,584                    167,987,937

Borrowed funds                                                                          3,770,000                      3,000,000
Other liabilities                                                                       2,638,236                      2,215,958
                                                                                     ------------                   ------------
           Total liabilities                                                          194,832,820                    173,203,895
                                                                                     ------------                   ------------

Commitments and contingencies (Notes 6, 12, and 13)

Shareholders' equity:
Capital stock:
   Common stock, $1.00 par value, 5,000,000 shares authorized;
     1,349,039 and 1,313,472 issued and outstanding at December 31,
     1998 and 1997, respectively                                                        1,349,039                      1,313,472
Capital surplus                                                                         5,785,881                      5,164,242
Retained earnings                                                                      12,293,449                     10,249,413
Accumulated other comprehensive income                                                    114,867                        139,870
                                                                                     ------------                   ------------
           Total shareholders' equity                                                  19,543,236                     16,866,997
                                                                                     ------------                   ------------

           Total liabilities and shareholders' equity                                $214,376,056                   $190,070,892
                                                                                     ============                   ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE YEARS ENDED DECEMBER 31

                                                                             1998                     1997                   1996
                                                                        ------------            ------------           ------------
Interest income:
   Loans                                                                 $15,093,772             $12,765,165            $10,211,976
   Securities:
     Taxable U.S. Government and agency obligations                        1,920,270               1,712,768              1,549,431
     Tax-exempt obligations of states and
       political subdivisions                                                215,689                 290,714                273,560
     Other taxable securities                                                 51,673                  94,314                 64,231
   Overnight investments                                                     181,687                  78,856                153,238
                                                                        ------------            ------------           ------------
         Total interest income                                            17,463,091              14,941,817             12,252,436
                                                                        ------------            ------------           ------------

Interest expense:
   Deposits                                                                7,934,518               6,735,764              5,585,340
   Borrowed funds                                                            189,417                 309,624                108,634
                                                                        ------------            ------------           ------------
         Total interest expense                                            8,123,935               7,045,388              5,693,974
                                                                        ------------            ------------           ------------

         Net interest income                                               9,339,156               7,896,429              6,558,462

Provision for loan losses                                                    993,085                 784,851                396,772
                                                                        ------------            ------------           ------------
   Net interest income after provision for loan losses                     8,346,071              7,111,578               6,161,690
                                                                        ------------            ------------           ------------
Noninterest income
   Service charges on deposit accounts                                       874,870                 802,908                609,689
   Other service charges, commissions & fees                                 522,495                 461,278                327,777
   Securities net gains (losses)                                              48,523                  (3,910)               (66,372)
                                                                        ------------            ------------           ------------
         Total noninterest income                                          1,445,888               1,260,276                871,094
                                                                        ------------            ------------           ------------

Noninterest  expense:
   Salaries                                                                2,656,179               2,307,500              1,981,158
   Employee benefits                                                         482,447                 408,752                331,269
   Occupancy expenses                                                        231,317                 245,732                179,764
   Equipment expenses                                                        377,550                 327,364                261,675
   Other operating expense                                                 2,166,346               1,885,244              1,615,068
                                                                        ------------            ------------           ------------
         Total noninterest expense                                         5,913,839               5,174,592              4,368,934
                                                                        ------------            ------------           ------------

Income before income taxes                                                 3,878,120               3,197,262              2,663,850

Provision for income taxes                                                 1,300,000               1,075,700                843,000
                                                                        ------------            ------------           ------------

         Net income                                                     $  2,578,120            $  2,121,562           $  1,820,850
                                                                        ============            ============           ============

Net income per common share - basic                                     $       1.93            $       1.67           $       1.46
                                                                        ============            ============           ============

Net income per common share - diluted                                   $       1.93            $       1.65           $       1.43
                                                                        ============            ============           ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                      FOR THE YEARS ENDED DECEMBER 31

                                                                              1998                    1997                   1996
                                                                          ----------             ----------              ----------
Net income:                                                               $2,578,120             $2,121,562              $1,820,850

Unrealized gain (loss) on available for sale securities                      (30,555)               176,828                (165,128)

Reclassification of net gains recognized in net income                       (11,949)               (65,900)               (101,548)

Income tax (expense) benefit relating to
   unrealized gain (loss) on available for sale securities                    17,501                (20,000)                101,000
                                                                          ----------             ----------              ----------

Other comprehensive income (loss)                                            (25,003)                90,928                (165,676)
                                                                          ----------             ----------              ----------

Comprehensive income                                                      $2,553,117             $2,212,490              $1,655,174
                                                                          ==========             ==========              ==========



                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                                      ACCUMULATED
                                                                                                                          OTHER
                                                      COMMON STOCK               CAPITAL             RETAINED         COMPREHENSIVE
                                               SHARES           AMOUNT           SURPLUS             EARNINGS            INCOME
                                             ---------        ----------        ----------          -----------          --------
Balance, January 1, 1996, as previously
     reported                                  828,279     $    828,279      $  4,668,286       $    7,208,025        $  214,618
Three-for-two stock split                      414,139           414,139          (414,139)                 -                 -
                                             ---------        ----------        ----------          -----------          --------
Balance at January 1, 1996, as adjusted      1,242,418         1,242,418         4,254,147            7,208,025           214,618
   Cash dividends of $.34 per share                -                 -                 -               (424,737)              -
   Change in net unrealized gain (loss)
     on securities available for sale              -                 -                 -                    -            (165,676)
   Sale of common stock                         14,505            14,505           198,502                  -                 -
   Net income                                      -                 -                 -              1,820,850               -
                                             ---------        ----------        ----------          -----------          --------
Balance, December 31,1996                    1,256,923         1,256,923         4,452,649            8,604,138            48,942

   Cash dividends of $.37 per share                -                 -                 -               (476,287)              -
   Change in net unrealized  gain (loss)
      on securities available for sale             -                 -                 -                    -              90,928
   Sale of common stock                         56,549            56,549           711,593                  -                 -
   Net income                                      -                 -                 -              2,121,562               -
                                             ---------        ----------        ----------          -----------          --------
Balance, December 31, 1997                   1,313,472         1,313,472         5,164,242           10,249,413           139,870

   Cash dividends of $.41 per share                -                 -                 -               (534,084)              -
   Cash paid for fractional shares
     created by three-for-two stock split          -                 -              (4,104)                 -                 -
    Change in net unrealized gain (loss)
     on securities available for sale              -                 -                 -                    -             (25,003)
   Sale of common stock                         35,567            35,567           625,743                  -                 -
   Net income                                      -                 -                 -              2,578,120               -
                                             ---------        ----------        ----------          -----------          --------
BALANCE, DECEMBER 31, 1998                   1,349,039        $1,349,039        $5,785,881          $12,293,449          $114,867
                                             =========        ==========        ==========          ===========          ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          1998                    1997                    1996
Cash flows from operating activities:
     Net income                                                         $2,578,120              $2,121,562            $ 1,820,850
   Adjustments to reconcile net income to net cash provided
     by operations:
       Provision for loan losses                                           993,085                 784,851                396,772
       Provision for depreciation                                          347,915                 310,539                220,978
       Amortization of intangible assets                                    34,092                  24,239                14, 388
          Loans originated for sale                                     (7,616,158)             (1,678,200)            (1,930,989)
       Proceeds from loan sales                                          7,616,158               1,678,200              1,930,989
       Deferred income tax benefit                                         (98,750)                (24,800)               (62,000)
       Net (accretion) amortization of bond premiums and  discounts        (11,261)                 (7,164)                 3,459
       (Gain) on sale of loans                                             (46,394)                    -                        -
       (Gain) loss on sale of securities                                   (48,523)                  3,910                  66,372
       Loss (gain) on sale of real estate and repossessed assets           (41,768)                 35,516                 79,010
       Loss (gain) on sale of fixed assets                                  12,939                 (13,178)                (5,124)
       Changes in assets and liabilities:
         Prepaid and other assets                                          563,645                (125,609)                60,286
         Interest receivable                                              (461,948)                 45,240               (128,592)
         Income taxes and other liabilities                                191,499                (107,776)               183,075
         Interest payable                                                  230,778                 416,804                187,486
                                                                      ------------            ------------           ------------
           Net cash provided by operating activities                     4,243,429               3,464,134              2,836,960
                                                                      ------------            ------------           ------------

Cash flows from investing activities:
   Proceeds from sales and calls of securities available for sale       24,874,345              11,739,608             12,749,693
   Proceeds from maturities of securities available for sale             3,808,116               8,080,000              3,415,000
   Proceeds from redemption of FHLB stock                                  407,600                 392,300                      -
   Purchase of securities available for sale                           (37,683,005)            (17,119,068)           (20,854,230)
   Purchase of FHLB stock                                                      -                  (969,400)                     -
   Net increase in loans                                               (16,658,583)            (30,967,952)           (20,214,870)
   Capital expenditures                                                   (313,343)             (1,010,873)            (1,443,746)
   Proceeds from sale of fixed assets                                       62,166                  71,923                  6,000
   Acquisition of real estate                                                  -                   (46,200)                     -
   Proceeds from sale of real estate and repossessed assets                 89,643                162,866                 402,373
                                                                      ------------            ------------           ------------
           Net cash used in investing activities                       (25,413,061)            (29,666,796)           (25,939,780)
                                                                      ------------            ------------           ------------

Cash flows from financing activities:
   Net proceeds from borrowed funds                                        770,000               3,000,000                     -
   Net increase in deposit accounts                                     20,436,647              25,144,962             23,877,612
   Deferral of organizational costs                                            -                   (99,181)                     -
   Proceeds from issuance of common stock                                  548,177                593,302                 213,007
   Cash dividends paid                                                    (534,084)               (476,287)              (424,737)
                                                                      ------------            ------------           ------------
           Net cash provided by financing activities                    21,220,740              28,162,796             23,665,882
                                                                      ------------            ------------           ------------

           Net increase in cash and cash equivalents                        51,108              1,960,134                 563,062

Cash and cash equivalents at beginning of year                           8,568,443               6,608,309              6,045,247
                                                                      ------------            ------------           ------------

Cash and cash equivalents at end of year                              $  8,619,551            $  8,568,443           $  6,608,309
                                                                      ============            ============           ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION
The 1998 and 1997 consolidated financial statements include the accounts and transactions of Four Oaks Fincorp, Inc. (the "Company"), a bank holding company incorporated under the laws of the State of North Carolina, and its wholly-owned subsidiary, Four Oaks Bank & Trust Company (the "Bank"). All significant intercompany transactions have been eliminated. The 1996 financial statements are those of the Bank only.



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



USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS AND CERTAIN SIGNIFICANT ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1998 and 1997 and the reported amounts of revenues and expenses during the years ended December 31, 1998, 1997 and 1996. Actual results could differ from those estimates.



SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.



SECURITIES
Securities are classified into three categories:

1) Securities Held to Maturity - Debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost;

(2)Trading Securities - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

(3)Securities Available for Sale - Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income, a separate component of shareholders' equity.

The Company classifies all securities as available for sale and unless otherwise noted all securities purchased by the Company will be classified available for sale. Gains and losses on sales of securities, computed based on specific identification of adjusted cost of each security, are included in other income at the time of the sale. Premiums and discounts are amortized into interest income using the interest method over the period to maturity.



LOANS AND ALLOWANCE FOR LOAN LOSSES
Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

Loan origination fees are deferred, as well as certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.

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

At December 31, 1998 and 1997, there were no loans material to the consolidated financial statements that were impaired under the provisions of SFAS No. 114.

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



BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of assets. Useful lives range from 5 to 10 years for furniture and equipment and is 35 years for premises. Expenditures for repairs and maintenance are charged to expense as incurred.


ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" on January 1, 1997. The adoption of this pronouncement had no material effect on the Company's financial statements.

INTANGIBLE ASSETS
Intangible assets are amortized using the straight-line method over 15 years. The Company evaluates intangible assets for potential impairment by analyzing the operating results, trends and prospects for the Company, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the banking industry and any other events or circumstances which might indicate potential impairment. At December 31, 1998 and 1997 the Company's intangible assets consist of a core deposit premium and organizational costs. The carrying value of intangible assets at December 31, 1998 and 1997 was $224,274 and $258,366 respectively. Amortization included in the Company's other operating expense for 1998, 1997 and 1996 was $34,092, $24,239 and $14,388, respectively.



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



COMPREHENSIVE INCOME
The Company adopted SFAS No. 130, "Reporting Comprehensive Income" on January 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in general-purpose financial statements.



SEGMENT INFORMATION
During the year ended December 31, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that the public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements and changes in the measurement of segment amounts from period to period.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources, and in assessing performance. The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the single geographic area of Eastern North Carolina. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

There are no differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and the measurement of segment amounts has not changed for 1998 from prior years.

EMPLOYERS DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS
The Company has adopted the provisions of SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997. This Statement revises employer's disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 did not have a material effect on the Company's consolidated financial statements.



RECLASSIFICATIONS
Certain items included in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation. These reclassifications have no effect on the net income or shareholders' equity previously reported.



NEW ACCOUNTING PRONOUNCEMENTS
The Company will adopt the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective with the fiscal quarter beginning July 1, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the balance sheet and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. SFAS No. 133 is not expected to have a material effect on the Company's financial statements.

SFAS No. 134, "Accounting for Mortgage for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", was issued in October 1998. This Statement amends existing classification and accounting treatment of Mortgage-backed securities, retained after mortgage loans held for sale are securitized, for entities engaged in mortgage banking activities. These securities previously were classified and accounted for as trading and now may be classified as held-to-maturity or a available-for-sale, also. this Statement is effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 is not expected to have a material effect on the Company's financial statemnets.



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

3. SECURITIES
The amortized cost, gross unrealized gains, gross unrealized losses and estimated market values of securities available for sale as of December 31, 1998 and 1997 are as follows:


                                                                              GROSS                GROSS            ESTIMATED
                                                   AMORTIZED               UNREALIZED           UNREALIZED            MARKET
                                                     COST                     GAINS               LOSSES              VALUE
                                                 -----------               --------              -------           -----------
1998:
U.S. Government and agency securities           $38,977,569                $102,605              $76,659           $39,003,515
State and municipal securities                    3,900,792                 168,119                2,699             4,066,212
                                                 -----------               --------              -------           -----------
                                                $42,878,361                $270,724              $79,358           $43,069,727
                                                 ===========               ========              =======           ===========

1997:
 U.S. Government and agency securities           $29,267,069              $  94,157              $15,769           $29,345,457
State and municipal securities                     4,550,304                155,482                 -                4,705,786
                                                 -----------               --------              -------           -----------
                                                 $33,817,373               $249,639              $15,769           $34,051,243
                                                 ===========               ========              =======           ===========

The amortized cost and estimated market value of debt securities at December 31, 1998 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            ESTIMATED
                                                         AMORTIZED                            MARKET
                                                            COST                              VALUE
                                                       -----------                        -----------
Due in one year or less                               $  2,945,498                       $  2,960,231
Due after one year through five years                   24,356,951                         24,501,404
Due after five years through ten years                  15,292,735                         15,318,181
Due after ten years                                        283,177                            289,911
                                                       -----------                        -----------
                                                       $42,878,361                        $43,069,727
                                                       ===========                        ===========

Assets, principally securities, with a carrying value of approximately $9,259,000 and $7,747,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Sales of securities available for sale during 1998, 1997 and 1996 generated realized gains of $48,523, $57,862 and $44,456 and realized losses of $61,772 and $110,828 during 1997 and 1996. No losses were realized during 1998.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES
Major classifications of loans as of December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                             1998                            1997
                                                             ----                            ----
Real estate - residential and other                      $  88,857                       $  76,582
Real estate - agricultural                                   5,635                           6,175
Other agricultural                                           7,525                           6,624
Consumer loans                                              23,364                          23,827
Business loans                                              28,827                          25,711
Other loans                                                  1,372                           1,030
                                                          --------                        --------
                                                           155,580                         139,949
Less:
   Unearned income and deferred loan fees                     (197)                          (125)
   Allowance for loan losses                                (1,945)                        (1,725)
                                                          --------                        --------
                                                          $153,438                        $138,099
                                                          ========                        ========

Nonperforming assets at December 31, 1998 and 1997 consist of the following (in thousands):


                                                           1998                      1997
                                                          ------                   ------
Loans past due ninety days or more                       $   505                  $   352
Nonaccrual loans                                             514                      512
Foreclosed assets (included in other assets)                 517                      193
                                                          ------                   ------
                                                          $1,536                   $1,057
                                                          ======                   ======

A summary of the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                        1998                1997             1996
                                                    ----------          ----------       ----------
Balance, beginning                                  $1,725,000         $1,440,000       $1,220,000
Provision charged against income                       993,085             784,851         396,772
Recoveries of amounts charged-off                      113,555              37,153           23,880
Amounts charged-off                                   (886,640)          (537,004)        (200,652)
                                                    ----------          ----------       ----------
Balance, ending                                     $1,945,000          $1,725,000       $1,440,000
                                                    ==========          ==========       ==========

5. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1998 and 1997 are as follows:

                                                           1998                      1997
                                                        ----------               ----------
Land                                                    $1,211,381                $1,031,502
Building                                                 3,105,483                3,161,787
Furniture and equipment                                  2,814,383                2,739,338
                                                        ----------               ----------
                                                         7,131,247                6,932,627
Less accumulated depreciation                           (2,149,041)              (1,840,744)
                                                        ----------               ----------
                                                        $4,982,206               $5,091,883
                                                        ==========               ==========

6. FHLB STOCK AND OTHER EQUITY SECURITIES

The Company, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The balance of FHLB stock held at December 31, 1998 and 1997 was $569,800 and $977,400, respectively.

7. DEPOSITS
At December 31, 1998, the scheduled maturities of certificates of deposit are as follows (in thousands):

         1999                                             $101,799
         2000                                               13,952
         2001                                                2,944
         2002                                                  631
         2003                                                3,359
         Thereafter                                            121
                                                          --------
                                                          $122,806
                                                          ========

8. BORROWED FUNDS

The Company has an established line of credit with the Federal Home Loan Bank of Atlanta in the amount of $25,000,000. This line is secured by a blanket floating lien covering the Company's loan portfolio of qualifying residential (1-4 units) first mortgage loans. At December 31, 1998 and 1997, the Company had an advance of $3,000,000 outstanding. The interest rate on this advance is 5.66% and it matures on September 24, 2002. At December 31, 1998, the Company also had an advance of daily rate credit of $770,000, at an overnight rate of 5.15%

9. INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 are as follows:


                                                 1998                  1997                  1996
                                              ----------            ----------              --------
Current:
   Federal                                    $1,273,750           $   985,000              $840,000
   State                                         125,000               115,500                65,000
                                              ----------            ----------              --------
                                               1,398,750             1,100,500               905,000

Deferred                                         (98,750)              (24,800)             (62,000)
                                              ----------            ----------              --------

Total                                         $1,300,000            $1,075,700              $843,000
                                              ==========            ==========              ========


The reconciliation of expected income tax at the statutory Federal rate with income tax expense for the years ended December 31, 1998, 1997 and 1996 is as follows:


                                                  1998                 1997                 1996
                                              ----------            ----------             --------
Expected income tax expense                   $1,320,000            $1,087,000             $906,000

Increase (decrease) in income tax expense
     resulting from:
     State taxes (net of federal benefit)         80,000                70,000               35,000
     Tax exempt income                           (73,000)              (99,000)             (93,000)
     Other, net                                  (27,000)               17,700                (5,000)
                                              ----------            ----------             --------
         Income tax expense                   $1,300,000            $1,075,700             $843,000
                                              ==========            ==========             ========


A summary of the deferred tax assets (liabilities) at December 31, 1998 and 1997, included in other assets, is as follows:

                                                   1998                 1997
                                                --------             --------
Allowance for loan losses                       $713,000              $628,000
Depreciation                                    (339,000)             (298,000)
Bond accretion                                   (15,000)              (45,800)
Unamortized loan costs and fees                   72,549               48,600
                                                --------             --------
                                                 431,549              332,800
Unrealized gains on available for
sale securities                                  (76,499)             (94,000)
                                                --------             --------

Net deferred tax asset                          $355,050             $238,800
                                                ========             ========

10. EMPLOYEE BENEFIT PLAN

The Bank has a defined contribution pension plan in effect for substantially all full-time employees. Employee benefits expense includes $155,868, $94,808 and $83,082 in 1998, 1997 and 1996, respectively, for this plan. Contributions under the plan are made at the discretion of the Board of Directors.

11. STOCK SPLIT

On June 22, 1998, the Company declared a three-for-two split of the Company's common stock, effected in the form of a stock dividend paid on July 21, 1998 to shareholders of record on July 6, 1998. The dividend was charged to capital surplus in the aggregate amount of $445,664, the par value of the shares paid. All references to number of shares, except shares authorized, and to per share information have been restated to reflect the dividend.

12. REGULATORY RESTRICTIONS
The Bank, as a North Carolina banking corporation, may pay dividends to the Company only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank.

Current Federal regulations require that the Bank maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Bank must maintain a leverage ratio of 4%. As of December 31, 1998, the Bank's capital exceeded the current capital requirements. The Bank currently expects to continue to exceed these minimums without altering current operations or strategy.



The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table below (dollars in thousands):

                                                                                                      TO BE WELL CAPITALIZED
                                                                                 FOR CAPITAL          UNDER PROMPT CORRECTIVE
                                                            ACTUAL             ADEQUACY PURPOSES         ACTION PROVISIONS
                                                   --------------------      --------------------     -----------------------
                                                    AMOUNT        RATIO        AMOUNT       RATIO        AMOUNT        RATIO
                                                   -------        ----        -------       -----        -------        ----
As of December 31, 1998:
------------------------
Total Capital (to Risk Weighted Assets)            $20,237        12.3%      $13,122         8.0%       $16,402        10.0%
Tier I Capital (to Risk Weighted Assets)            18,292        11.2          6,561        4.0          9,841         6.0
Tier I Capital (to Average Assets)                  18,292         8.6          8,524        4.0        10,655          5.0


As of December 31, 1997:
------------------------
Total Capital (to Risk Weighted Assets)            $17,837        12.7%      $11,235         8.0%       $14,045        10.0%
Tier I Capital (to Risk Weighted Assets)            16,112        11.5          5,618        4.0          8,427         6.0
Tier I Capital (to Average Assets)                  16,112         8.5          7,582        4.0         9,478          5.0

The Company is also subject to these capital requirements. At December 31, 1998 and 1997 the Company's total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 capital to average assets were 12.9% and 12.9%, 11.7% and 11.7%, and 9.0% and 8.5%, respectively.

13. COMMITMENTS AND CONTINGENCIES

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

As of December 31, 1998 and 1997, outstanding financial instruments whose contract amounts represent credit risk were as follows:


                                                                   1998                 1997
                                                                -----------          -----------
Outstanding commitments to lend, unfunded loans and
    lines of credit                                             $32,149,000          $23,808,000
                                                                ===========          ===========

Standby and commercial letters of credit                       $  1,940,000         $  1,444,000
                                                               ============         ============

The Bank's lending is concentrated primarily in eastern and central North Carolina and the surrounding communities in which it operates. Credit has been extended to certain of the Bank's customers through multiple lending transactions.

14. RELATED PARTY TRANSACTIONS

Certain parties (principally directors and executive officers of the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with the Bank in the ordinary course of business. An analysis of activity with respect to such loans for the year ended December 31, 1998 is as follows:

                                                BALANCE AT                                           BALANCE AT
                                                BEGINNING                            AMOUNT            END OF
                                                 OF YEAR           ADDITIONS        COLLECTED           YEAR
                                                 --------          ---------        ---------        ----------
Aggregate of certain related party loans:
     1998                                        $845,000          $121,000         $138,000           $828,000
                                                 ========          ========         ========           ========

The Bank leased a building from one of its directors for $800, $780, and $755 per month in 1998, 1997 and 1996, respectively. The term of the lease has historically been on a year to year basis, but was changed to a five year lease as of January 1, 1995 with annual increases based on the Consumer Price Index.

15. STOCK OPTION PURCHASE PLAN

The Bank has a non-qualified stock option plan (the "Plan") for certain key employees. On July 1, 1997 the Plan was amended in conjunction with the formation of the Company. This amendment increased the number of shares authorized for the Plan to 100,000. Options will continue to be granted at the discretion of the Board at a price approximating market, as determined by a committee of Board members. All options granted subsequent to this amendment will be 100% vested one year from the grant date and will expire after such a period as is determined by the Board at the time of grant. Options granted prior to the amendment have ten year lives and a five year level vesting provision.

A summary of the status of the Bank's stock options, after giving retroactive effect to stock splits, as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:


                                                 OPTIONS         OPTION PRICE
                                               OUTSTANDING        PER SHARE
                                               -----------       ---------------
Balance January 1, 1996                           67,500          $7.20 - 8.87
   Exercised                                       3,500          $7.20
                                                  ------
Balance December 31, 1996                         64,000          $7.20 - 8.87
   Granted                                         3,750          $17.33
   Exercised                                      42,799          $8.00 - 8.87
                                                  ------
Balance December 31, 1997                         24,951          $7.20 - 17.33
   Granted                                        17,700          $21.33 - 22.17
   Exercised                                      18,701          $7.20 - 17.33
                                                  ------
Balance December 31, 1998                         23,950          $7.20 - 22.17
                                                  ======

The weighted average exercise price of all outstanding options at December 31, 1998 is $19.32. There are 50,740 shares reserved for future issuance at December 31, 1998.

Additional information concerning the Company's stock options is as follows:


                                                                   REMAINING
                                                 NUMBER           CONTRACTUAL        NUMBER
                                                OUTSTANDING          LIFE          EXERCISABLE
EXERCISE PRICE                                  AT 12/31/98       AT 12/31/98     AT 12/31/98
--------------                                  -----------       -----------     -----------
$7.20                                              1,500         3.2 years            1,500
$8.87                                              1,200         6.2 years             921
$17.33                                             3,550         8.2 years           1,250
$21.33                                            15,000         3.3 years             -
$22.17                                             2,700         3.4 years              -
                                                  ------                              -----
                                                  23,950                              3,671
                                                  ======                              =====


On January 1, 1996 the Bank adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Bank has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employee" (APB 25) and related interpretations in accounting for the Plan. However, the Company is required to disclose the proforma effects on net income using the new fair value based method. The fair value of each option grant is estimated on he date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1998 and 1997.

                                                    1998             1997
         Dividend growth                             7%               7%
         Expected volatility                       22.359%          7.853%
         Risk free interest rate                    5.40%            5.85%
         Expected life                             4 years         10 years

The weighted average fair value of options granted during 1998 and 1997 was $7.14 and $5.51, respectively. There were no options granted during 1996.

Had compensation cost for the Company's stock-based compensation plan, as described above, been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been reduced to the proforma amounts indicated below:

                                                    1998             1997
Net income:
   As reported                                  $2,578,120      $2,121,562
   Pro forma                                     2,526,498       2,109,455

Net income per share - Basic:
   As reported                                  $     1.93      $     1.67
   Pro forma                                          1.89            1.66

Net income per share - Diluted:
   As reported                                  $     1.93      $     1.65
   Pro forma                                          1.89            1.64

16. EARNINGS PER SHARE

The Company adopted SFAS No. 128 "Earnings Per Share" on December 31, 1997. As required, all prior period earnings per share have been restated to conform with the provisions of the statement.

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding for the years ended December 31, 1998, 1997, and 1996.

                                                    1998             1997             1996
                                                 ---------       ---------         ---------
   Net income (numerator)                       $2,578,120      $2,121,562        $1,820,850
                                                 =========       =========         =========

   Shares for basic EPS (denominator)            1,333,163       1,270,571         1,248,932
   Dilutive effect of stock options                  4,923          18,461            20,160
                                                 ---------       ---------         ---------
   Adjusted shares for diluted EPS               1,338,086       1,289,032         1,269,092
                                                 =========       =========         =========

17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Four Oaks Fincorp, Inc., the parent company, at December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period from February 5, 1997 to December 31, 1997 is presented below:

                                                  1998                              1997
                                              ------------                     ------------
CONDENSED BALANCE SHEETS
Assets:
   Cash and cash equivalents                 $     903,607                   $       60,791
   Equity investment in subsidiary              18,561,451                       16,420,787
   Deferred organization costs, net                 69,622                           89,328
   Other assets                                      8,556                          296,091
                                              ------------                     ------------
                                               $19,543,236                       16,866,997
                                              ============                     ============
Liabilities and shareholders' equity:
Shareholders' equity                           $19,543,236                      $16,866,997
                                              ============                     ============

CONDENSED STATEMENTS OF OPERATIONS
Dividends from wholly-owned subsidiary       $     534,084                     $    241,187
Interest from wholly-owned subsidiary               32,858                                 -
Equity in earnings of subsidiary                 2,056,638                        1,890,228
Miscellaneous expenses                            (45,460)                          (9,853)
                                              ------------                     ------------

   Net income                                 $  2,578,120                     $  2,121,562
                                              ============                     ============

                                                        1998                          1997
CONDENSED STATEMENTS OF CASH FLOWS

Operating Activities:
   Net income                                       $2,578,120                   $2,121,562
   Equity in undistributed earnings of subsidiary   (2,056,638)                  (1,890,228)
   Amortization of deferred organization costs          19,706                        9,853
   (Increase) Decrease in other assets                 287,535                     (296,091)
                                                   -----------                 ------------
     Cash flows provided (used) in operating
          activities                                   828,723                      (54,904)
                                                   -----------                 ------------

Financing activities:
   Proceeds from issuance of common stock              548,177                      456,063
   Dividends paid                                     (534,084)                    (241,187)
   Deferral of  organization costs                         -                        (99,181)
                                                   -----------                 ------------
     Cash flows provided by financing activities        14,093                      115,695
                                                   -----------                 ------------

     Net increase in cash and cash equivalents         842,816                       60,791

Cash and cash equivalents, beginning of period          60,791                           -
                                                   -----------                 ------------

Cash and cash equivalents, end of period           $   903,607                 $     60,791
                                                   ===========                 ============

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

FHLB STOCK AND OTHER EQUITY SECURITIES
The carrying amount of FHLB stock and other equity securities approximates fair value.

DEPOSITS
The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at year end. Fair value of certificates of deposit is estimated by discounting the future cash flows using the current rate offered for similar deposits with the same maturities.

ACCRUED INTEREST RECEIVABLE AND PAYABLE
The carrying amount of accrued interest approximates market.

The following table presents information for financial assets and liabilities as of December 31, 1998 and 1997 (in thousands):


                                                                     1998                              1997

                                                         CARRYING         ESTIMATED        CARRYING         ESTIMATED
                                                          VALUE          FAIR VALUE          VALUE         FAIR VALUE
                                                       ----------        ----------       ----------       -----------
Financial assets:
   Cash and cash equivalents                           $    8,615        $    8,615       $    8,556       $     8,556
   Securities available for sale                           43,070            43,070           34,051            34,051
   Residential real estate loans                           88,857            88,566           76,582            76,312
   Consumer loans                                          23,364            23,377           23,827            23,881
   Commercial and other loans                              43,359            43,122           39,540            39,201
   FHLB stock and other equity securities                     622               622            1,031             1,031
   Accrued interest receivable                              2,469             2,469            2,007             2,007
                                                         --------          --------         --------          --------

     Total financial assets                              $210,356          $209,841         $185,594          $185,039
                                                         ========          ========         ========          ========


                                                                     1998                              1997

                                                        CARRYING          ESTIMATED        CARRYING         ESTIMATED
                                                          VALUE          FAIR VALUE          VALUE          FAIR VALUE
                                                       ----------        ----------       ----------       -----------
Financial liabilities:
   Federal Home Loan Bank of Atlanta advances          $    3,770        $    3,770       $   3,000        $     3,000
   Deposits:
     Certificates of deposit                              122,806           123,566         110,843            111,482
     Other                                                 65,619            65,619          57,145             57,145
   Accrued interest payable                                 2,145             2,145           1,914              1,914
                                                         --------          --------         --------          --------

     Total financial liabilities                         $194,340          $195,100       $ 172,902        $   173,541
                                                         ========          ========       =========        ===========

19. CASH FLOW SUPPLEMENTAL DISCLOSURES

The following information is supplemental information regarding the cash flows for the years ended December 31, 1998, 1997 and 1996:

                                                         1998              1997            1996
Cash paid for:
   Interest on deposits and borrowed funds             $7,925,986        $6,628,589       $5,506,488
   Income taxes                                         1,200,450         1,057,975          886,264

Summary of noncash investing and financing activities:
   Transfer from loans to foreclosed assets             1,153,877           120,348          450,025
   Loans to facilitate the sale of foreclosed assets      781,700              -                 -

INVESTOR INFORMATION
Four Oaks Fincorp's Common Stock is currently traded through the market makers listed below:

     Morgan, Keegan & Company, Inc.            Legg Mason Wood Walker, Inc.             J.C. Bradford
     4300 Six Forks Road                       3201 Glenwood Avenue                     Five Concourse Parkway
     Suite 400                                 P.O. Box 31048                           Suite 2750
     Raleigh, NC  27609                        Raleigh, NC  27622-1048                  Atlanta, GA 30328-5350
     Phone: 800-688-2137                       Phone: 800-752-7834                      Phone: 800-607-5688
            919-781-8187                              919-783-0040                             770-901-5421
      Attention: Harold Lee Snipes, Jr         Attention: J. David Stubbs               Attention: Leonard Seawell
                 Senior Vice President                    Assoc. Vice President

Trades involving the stock are negotiated on a best efforts basis. As of December 31, 1998, the approximate number of holders of record of the Common Stock of the Company was 1,000. The Company has no other class of equity securities.

State banking laws require that surplus of at least 50% of paid-in capital stock be maintained in order for the Bank to declare a dividend to the Company. Cash dividends paid by the Company in 1998 and 1997 were $0.41 and $0.37 per share.

CORPORATE INFORMATION
Annual Meeting
The Annual Meeting of Shareholders of Four Oaks Fincorp, Inc. will be held at 6144 US 301 South, Four Oaks, North Carolina on April 26, 1999 at 8:00 PM. We encourage all shareholders to attend.

Transfer Agent
Shareholders desiring to transfer shares or who have questions regarding their stock certificates should contact the Company's transfer agent:
     BB&T
     Corporate Trust Services
     223 West Nash Street
     Wilson, NC 27894
     (252) 246-4968
     1-800-213-4314

Additional Information
For additional information, contact
Wanda J. Blow, Vice President,
Corporate Secretary
at 919-963-2177.



                              Wanda J. Blow, Vice President,
                              Corporate Secretary




This statement has not been reviewed or confirmed for accuracy or relevance by the Securities and Exchange Commission or the Federal Deposit Insurance Corporation.

                                       43