Form 10KSB, Exhibit 13
period 1999-12-31
FOUR OAKS FINCORP INC
filed 2000-03-30
CIK 1040799

Management's Discussion

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Four Oaks Fincorp, Inc. (the "Company") and should be read in conjunction with the Companys Consolidated Financial Statements and Notes thereto. Additional discussion and analysis related to fiscal 1999 is contained in the Company's Quarterly Reports on form 10QSB.

GENERAL
      Four Oaks Fincorp Inc. (The Company) has experienced significant sustained growth in assets and deposits over the last five years. Assets increased from $116,674,000 at December 31, 1994 to $231,465,000 at December 31, 1999, while total deposits increased from $101,978,000 to $194,711,000 over that same span. In addition, for 64 consecutive years the Company (prior to 1997, the Companys wholly owned subsidiary, Four Oaks Bank & Trust Company [the "Bank"]) has paid dividends. For the past five years dividends have averaged 22% of the Company's average net income.
      Interest rates on deposits and loans are set at competitive rates while maintaining spreads of 4.25% and 3.93% in 1999 and 1998, respectively, between interest earned on average loans and investments and interest paid on average interest bearing deposits and short-term borrowing. Gross loans have increased from $74,769,000 at December 31, 1994 to $166,576,000 at December 31, 1999,
while average net annual chargeoffs over the last five years were $404,000. The sustained growth provided by operations resulted in increases in total assets of 8%, 13%, and 20% for 1999, 1998, and 1997, respectively.
      Gross loans grew 7% and 11% in 1999 and 1998, respectively. Total investments (including federal funds sold and interest bearing bank balances) increased 8% and 19% in 1999 and 1998, respectively. The Company closely monitors changes in the financial markets in order to maximize the yield on its assets. The growth in loans and investments is funded by the growth in total deposits of 3% and 12% in 1999 and 1998 and net income of $3,906,000 in 1999 and $2,578,000 in 1998. Net income for 1999 and 1998 increased 20% and 22%, respectively, due to favorable interest margins and effective cost containment measures.
      Management historically has monitored and controlled increases in overhead expenses while being committed to developing the skills and enhancing the professionalism of the Company's employees. Employee turnover has been minimal, while the number of full-time equivalent employees has increased from 59 at December 31, 1994 to 93 at December 31, 1999.

RESULTS OF OPERATIONS
      Interest income increased 5% in 1999, 17% in 1998, and 22% in 1997. In 1999 and 1998, loan volumes were at record levels all year with much less seasonal fluctuation than we have had historically. This steady loan growth resulted primarily from increased loan demand in our markets. Average gross loans were approximately $164,862,000 in 1999, $153,244,000 in 1998 and
$130,376,000 in 1997. Average investments were approximately $39,526,000 in 1999, $35,286,000 in 1998 and $33,802,000 in 1997. Market rates fluctuated as average prime rates ranged from 8% to 9% during 1999, 1998 and 1997. However, growth in 1999, 1998 and 1997 interest income is primarily due to higher volumes. Interest expense decreased 6% in 1999 and increased 15% in 1998 and 24% in 1997. Deposit rates remained relatively steady from 1997 to 1998 but declined during 1999 as Federal Home Loan Bank borrowings were substituted as a funding source rather than inflating certificate of deposit rates. Noninterest income increased 21% and 15% primarily due to fees generated on loan products in 1999 and 1998. While the Banks stated service charges and fees have not significantly increased, it's related income has risen due to higher account volumes and increased collection efforts. Noninterest expenses have increased from $5,175,000 in 1997 to $5,914,000 in 1998 and $6,659,000 in 1999. These increases are the result of increased operating expenses caused by the growth of the Bank. The Bank's growth has resulted in more employees, increased facilities and equipment costs, and an increase in the volume of transactions.

LIQUIDITY AND CAPITAL RESOURCES
      The Company's liquidity position is primarily dependent upon the Banks need to respond to loan demand, the short-term demand for funds caused by withdrawals from deposit accounts (other than time deposits) and the liquidity of its assets. The Bank's primary liquidity sources include cash and amounts due from other banks, federal funds sold, and U.S. Government Agency and other short-term investment securities. In addition, the Bank has the ability to borrow funds from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta and to purchase federal funds from other financial institutions. The Company's management believes its liquidity sources are adequate to meet its operating needs and the operating needs of the Bank. Total shareholders' equity was $21,897,000 or 10% of total assets at December 31, 1999 and $19,543,000 or 9% of total assets at December 31, 1998.

INFLATION
      The effect of inflation on financial institutions differs somewhat from the effect it has on other businesses. The performances of banks, with assets and liabilities that are primarily monetary in nature, are affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the price of goods and services will generally result in increased operating expenses.

INCOME TAXES
      Income taxes, as a percentage of income before income taxes, for 1999, 1998 and 1997 were 37%, 34%, and 34%, respectively. These changes were the result of management's redirection of funds between loans and different types of taxable and tax exempt interest-bearing assets in response to economic conditions and the Bank's liquidity requirements.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL
      The following schedule presents average balance sheet information for the years 1999 and 1998, along with related interest earned and average yields for interest-earning assets and the interest paid and average rates for interest-bearing liabilities.

MANAGEMENT'S DISCUSSION

      AVERAGE DAILY BALANCES, INTEREST INCOME/EXPENSE, AVERAGE YIELD/RATE

(Dollars in thousands)                                                  1999                                1998
                                                          ----------------------------------------------------------------------
                                                           average    interest    average      average     interest      average
                                                            daily      income/     yield/       daily       income/       yield/
                                                           balance     expense      rate       balance      expense        rate
                                                          ---------   ---------     ----      ---------    ---------       ----
ASSETS
Cash and due from banks                                   $   5,807                           $   5,502
Interest bearing bank balances                                2,914   $     147     5.04%         3,394    $     182       5.36%
Investments:
U.S. Treasuries and Agencies                                 34,947       2,086     5.97%        30,358        1,920       6.32%
Tax exempt(1)                                                 3,900         200     5.13%         4,207          216       5.13%
Other investments                                               679          52     7.66%           721           52       7.21%
                                                          ---------   ---------               ---------    ---------
Total investments(3)                                         39,526       2,338     5.92%        35,286        2,188       6.20%
                                                          ---------   ---------               ---------    ---------
Commercial loans                                             21,055       2,011     9.55%        25,706        2,539       9.88%
Installment loans                                            34,957       3,440     9.84%        34,078        3,444      10.11%
Real estate loans                                            98,686       9,402     9.53%        84,015        8,170       9.72%
Equity lines                                                  8,332         743     8.92%         7,715          718       9.31%
Overdraft lines and credit cards                              1,833         255    13.91%         1,730          222      12.83%
                                                          ---------   ---------               ---------    ---------
  Gross loans(2)                                            164,863      15,851     9.61%       153,244       15,093       9.85%
Loan loss reserve                                            (2,108)                             (1,911)
                                                          ---------   ---------               ---------    ---------
  Net loans                                                 162,755      15,851     9.74%       151,333       15,093       9.97%
                                                          ---------   ---------               ---------    ---------
Total fixed assets                                            4,814                               5,840
Other assets                                                  4,437                               3,512
                                                          ---------   ---------               ---------    ---------
Total assets                                              $ 220,253   $  18,336     8.32%     $ 204,867    $  17,463       8.52%
                                                          =========   =========               =========    =========
Total interest earning assets                             $ 207,303   $  18,336     8.85%     $ 191,924    $  17,463       9.10%
                                                          =========   =========               =========    =========
LIABILITIES AND SHAREHOLDERS EQUITY
Deposits:
Demand                                                    $  30,505                           $  26,872
NOW accounts                                                 15,264   $     146      .96%        14,623    $     265       1.81%
Money markets                                                 9,219         340     3.69%         7,815          319       4.08%
Savings                                                      11,041         216     1.96%        10,413          280       2.69%
Time                                                        125,278       6,657     5.31%       121,040        7,071       5.84%
                                                          ---------   ---------               ---------    ---------
Total deposits                                              191,307       7,359     3.85%       180,763        7,935       4.39%
Borrowing                                                     5,584         303     5.43%         3,343          189       5.65%
Other liabilities                                             2,535                               2,447
                                                          ---------   ---------               ---------    ---------
Total liabilities                                           199,426       7,662     3.84%       186,553        8,124       4.35%
                                                          ---------   ---------               ---------    ---------
Common stock                                                  1,356                               1,333
Surplus                                                       5,982                               5,472
Undivided profits                                            13,709                              11,350
Unrealized (gain) on securities                                (220)                                159
                                                          ---------                           ---------
Total equity                                                 20,827                              18,314
                                                          ---------   ---------               ---------    ---------
Total liabilities and equity                              $ 220,253   $   7,662     3.48%     $ 204,867    $   8,124       3.97%
                                                          =========   =========               =========    =========
Total interest bearing liabilities                        $ 166,386   $   7,662     4.60%     $ 157,234    $   8,124       5.17%
                                                          =========   =========               =========    =========
Net interest margin:
  Total assets to total liabilities and equity                                      4.84%                                  4.55%
  Interest earning assets to interest bearing liabilities                           4.25%                                  3.93%
  Net yield on interest earning assets                                $  10,674     5.15%                  $   9,339       4.87%
                                                                      =========                            =========

(1) Not computed on a tax equivalent basis.
(2) Includes non-accrual loans.
(3) Does not give effect to changes in fair value reflected in equity.

Management's Discussion

CHANGES IN INTEREST INCOME AND EXPENSE BY CATEGORY AND RATE/VOLUME VARIANCES FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998. THE CHANGES DUE TO RATE AND VOLUME WERE ALLOCATED ON THEIR ABSOLUTE VALUES.

                              1999 versus 1998                 1998 versus 1997
                              ----------------                 ----------------
                                      amount due to                   amount due to
(in thousands)        total increase    change in:    total increase    change in:
                        (decrease)   volume     rate    (decrease)   volume      rate
                         -------    -------   -------    -------    -------    -------
Income:
Loans                    $   758    $ 1,144   $  (386)     2,328    $ 2,238    $    90
Investments(1)               115        237      (122)       193        213        (20)
                         -------    -------   -------    -------    -------    -------
Total interest income        873      1,381      (508)     2,521      2,451         70
                         -------    -------   -------    -------    -------    -------

Expense:
NOW accounts                (119)        12      (131)       (33)        10        (43)
Money market                  21         57       (36)        80         67         13
Savings                      (64)        17       (81)       (15)        11        (26)
Time                        (414)       247      (661)     1,167      1,163          4
                         -------    -------   -------    -------    -------    -------
Total paid on deposits      (576)       333      (909)     1,199      1,251        (52)
Borrowings                   114        127       (13)      (121)      (115)        (6)
                         -------    -------   -------    -------    -------    -------
Total interest expense      (462)       460      (922)     1,078      1,136        (58)
                         -------    -------   -------    -------    -------    -------
Net interest income      $ 1,335    $   921   $   414    $ 1,443    $ 1,315    $   128
                         =======    =======   =======    =======    =======    =======

(1) Includes federal funds sold and interest bearing bank balances.

INVESTMENT PORTFOLIO
The valuations of investment securities at December 31, 1999 and 1998 were (in thousands, except ratios):

                                             Available for sale:       Available for sale:
                                                    1999                      1998
                                           ---------------------      ---------------------
                                           amortized   estimated      amortized   estimated
                                             cost     fair value         cost    fair value
                                            -------   ----------        -------  ----------
U.S. Treasury securities                    $     -     $     -        $ 2,499     $ 2,510
U.S. Government agency obligations:
All other                                    39,915      38,980         36,478      36,493
Securities issued by states and political
subdivisions in the U.S.:
Tax exempt securities                         4,178       4,204          3,901       4,066
Other equity securities                         696         696            622         622
                                            -------     -------        -------     -------
Total securities                            $44,789     $43,880        $43,500     $43,691
                                            =======     =======        =======     =======
Pledged securities                                      $ 8,700                    $ 9,259
                                                        =======                    =======

Maturity and repricing data for debt securities:               1999            1998
  Fixed rate debt securities with a                          Weighted        Weighted
    remaining maturity of:               1999      1998   Average Yield   Average Yield
                                       -------   -------  -------------   -------------
  Less than one year                   $ 1,599   $ 2,961      6.18%           6.21%
  Over one year through five years      36,320    24,500      5.86%           6.35%
  Over five years                        5,265    15,608      5.97%           5.97%
                                        ------    ------
  Total fixed rate debt securities      43,184    43,069      5.86%           6.20%
                                        ------    ------
  Total debt securities                $43,184   $43,069      5.86%           6.20%
                                        ======    ======

MANAGEMENT'S DISCUSSION

LOAN PORTFOLIO

Loans consisted of the following, as extracted from the Call Reports of December 31, 1999 and 1998, in thousands:

                                                                                  1999         1998
                                                                                --------     --------
Loans Receivable
Loans secured by real estate:
   Construction and land development                                            $ 31,464     $ 24,715
   Secured by farmland                                                             7,252        5,635
   Secured by 1-4 family residential properties:
   Revolving, open-end loans and lines of credit                                   9,134        8,712
   All other                                                                      40,277       36,897
   Secured by multifamily residential properties                                   1,261        1,199
   Secured by nonfarm nonresidential properties                                   21,478       17,334
Loans to finance agricultural production and other loans to farmers                7,088        7,525
Commercial and industrial loans                                                   26,838       28,827
Loans to individuals for household, family and other personal expenditures:
   Credit cards and related plans                                                  2,039        1,861
   Other                                                                          18,767       21,503
Obligations of states and political subdivisions in the U.S.:
   Tax exempt obligations                                                            330          185
All other loans                                                                      834        1,039
Lease financing receivables                                                           46          148
Less: Unearned income on loans                                                      (232)        (197)
                                                                                --------     --------
Total loans                                                                      166,576      155,383
Allowance for loan losses                                                         (2,350)      (1,945)
                                                                                --------     --------
   Net loans                                                                    $164,226     $153,438
                                                                                ========     ========
Loans restructured                                                                  None         None

Commitments and contingencies
Commitments to make loans                                                       $ 34,864     $ 32,149
                                                                                ========     ========
Standby letters of credit                                                       $  1,594     $  1,940
                                                                                ========     ========

CERTAIN LOAN MATURITIES

The maturities and carrying amounts of certain loans as of December 31, 1999 are summarized as follows (in thousands):

                                                Real Estate
                                   Commercial   Construction
                                   Financial      and Land
                                  Agricultural   Development     Total
                                  ------------   -----------     -----
Due within one year                 $ 24,491      $ 25,704     $ 50,195
                                    --------      --------     --------
Due after one year to five years:
   Fixed rate                         28,612         3,812       32,424
   Variable rate                       6,307         1,898        8,205
                                    --------      --------     --------
                                      34,919         5,710       40,629
                                    --------      --------     --------
Due after five years:
   Fixed rate                          1,410            32        1,442
   Variable rate                       1,510             -        1,510
                                    --------      --------     --------
                                       2,920            32        2,952
                                    --------      --------     --------
Total                               $ 62,330      $ 31,446     $ 93,776
                                    ========      ========     ========

MANAGEMENT'S DISCUSSION

Risk Elements
Past due and nonaccrual loans, in thousands, as extracted from the Call Reports of December 31, 1999 and 1998 were as follows:

(in thousands)                         past due 30          past due 90
                                     through 89 days       days or more
                                   and still accruing   and still accruing      nonaccrual
                                   ------------------   ------------------      ----------
                                      1999     1998        1999    1998       1999     1998
                                     -----   ------       -----   -----      -----    -----
Real estate loans                    $ 448    $ 773       $ 633   $ 138      $ 203    $ 219
Installment loans                      335      418         144     132         87       52
Credit cards and related plans          61       50          11      17          -        -
Commercial and all other loans          84      203          49     218         56      243
                                     -----   ------       -----   -----      -----    -----
Total                                $ 928   $1,444       $ 837   $ 505      $ 346    $ 514
                                     =====    =====       =====   =====      =====    =====
Agricultural loans included above    $ 154    $ 208       $   -   $  96      $  12    $  61
                                     =====    =====       =====   =====      =====    =====

Foreclosed assets (included in other assets) are $501,013 and $517,154 at December 31, 1999 and 1998.

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

The following table summarizes the Bank's loan loss experience for the years ending December 31, 1999, 1998 and 1997:

(in thousands)                         1999      1998      1997
                                      ------    ------    ------
Balance at beginning of period        $1,945    $1,725    $1,440
Chargeoffs:
Commercial and other                     209       187       251
Real estate                               36       298       109
Installment loans to individuals         286       361       134
Credit cards and related plans            53        41        43
                                      ------    ------    ------
                                         584       887       537
                                      ------    ------    ------
Recoveries:
Commercial and other                      53        15         1
Real estate                                2        27        --
Installment loans                         71        68        34
Credit cards and related plans             6         4         2
                                      ------    ------    ------
                                         132       114        37
                                      ------    ------    ------

Net chargeoffs                           452       773       500
                                      ------    ------    ------
Additions charged to operations          857       993       785
                                      ------    ------    ------
Balance at end of year                $2,350    $1,945    $1,725
                                      ======    ======    ======

Ratio of net chargeoffs during
the year to average gross loans
outstanding during the year            0.274%    0.504%    0.383%

MANAGEMENT'S DISCUSSION

DEPOSITS
For each category of total deposits which has an average for the year in excess of 10 percent of average total deposits, the average balance and the average rates as of December 31, 1999 and 1998 are as follows:

($ in thousands)        average balance         average rate
                        ---------------         ------------
                        1999      1998          1999    1998
                        ----      ----          ----    ----
Demand               $ 30,505   $ 26,872           -       -
Time                 $125,278   $121,040        5.31%   5.84%

Time certificates in amounts of $100,000 or more outstanding at December 31, 1999 by maturity are as follows: ($ in thousands)

Three months or less                     $31,316
Over three months through twelve months   16,970
Over twelve months through three years     2,610
Over three years                             474
                                         -------
       Total                             $51,370
                                         =======
BORROWINGS
The Bank borrows funds principally from the Federal Home Loan Bank of Atlanta. Information regarding such borrowings is as follows ($ in thousands):

                                          1999          1998
                                          ----          ----
Balance outstanding at December 31      $ 12,200     $  3,770
Weighted average rate at December 31        4.79%        5.56%
Maximum borrowings during the year      $ 12,200     $  6,320
Average amounts outstanding during year $  5,583     $  3,343
Weighted average rate during year          5.43%         5.65%

KEY RATIOS
The following schedule of key ratios is presented for the years ended December 31, 1999 and 1998:
                                                  1999     1998
                                                  ----     ----
Return on average assets                          1.41%    1.26%
Return on average equity                         14.87%   14.08%
Dividend payout ratio                            19.30%   21.24%
Equity to assets (averages)                       9.46%    8.94%
Ending equity to ending assets                    9.46%    9.12%
Average interest earning assets
  to average total assets                        94.12%   93.68%
Average net loans to average total deposits      85.08%   83.72%
Average interest bearing liabilities to
  average interest earning assets                80.26%   81.93%

Management's Discussion

COMPETITION
      Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. The Bank competes in its market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of the Bank's competitors have broader geographic markets and higher lending limits than those of the Bank and are also able to provide more services and make greater use of media advertising.
      The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of the Bank's competitors. In addition, as a result of interstate banking, out-of-state commercial banks may acquire North Carolina banks and heighten the competition among banks in North Carolina. Despite the competition in its market areas, the Bank believes that it has certain competitive advantages that distinguish it from its competition. The Bank believes that its primary competitive advantages are its strong local identity, its affiliation with the community and its emphasis on providing specialized services to small and medium-sized business enterprises, as well as professional and upper-income individuals. The Bank offers customers modern, high-tech banking without forsaking community values, such as prompt, personal service and friendliness. The Bank offers many personalized services and attracts and retains customers by being responsive and sensitive to their individualized needs. The Bank also relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the community, the Bank supports and participates in local events and its officers and directors serve on boards of local civic and charitable organizations.

FORWARD LOOKING INFORMATION
      Information set forth in this Annual Report to Shareholders under the caption "Managements Discussion and Analysis of Financial Conditions and Results of Operations" contains various "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Companys actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology, such as "may", "will", "expect", "anticipate", "estimate", or "continue" or the negative thereof or other variations thereof or comparable terminology. The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses, the low trading volume of the Common Stock and other considerations described in connection with specific forward looking statements.

[BAR CHART APPEARS BELOW WITH THE FOLLOWING PLOT POINTS:

FOUR OAKS FINCORP, INC.

FIVE YEAR PERFORMANCE INDEX

                           1994     1995    1996     1997    1998     1999
                           ----     ----    ----     ----    ----     ----
FOUR OAKS FINCORP, INC.    100      177     217      251     386      427
INDEPENDENT BANK INDEX     100      122     155      235     246      222
NASDAQ INDEX               100      141     174      213     300      542]

Report Of Independent Accountants

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Four Oaks Fincorp, Inc. and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed.



/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
February 12, 2000

Financial Statements

                           CONSOLIDATED BALANCE SHEETS

                                                                           December 31
                                                                 ------------------------------
                            ASSETS                                    1999             1998
                                                                      ----             ----
Cash and due from banks                                          $  10,415,507    $   7,949,632
Interest bearing bank balances                                       3,934,054          669,919
Securities available for sale                                       43,184,107       43,069,727
FHLB stock and other equity securities                                 695,548          622,348
Loans, net                                                         164,226,086      153,438,491
Bank premises and equipment, net                                     4,774,680        4,982,206
Other assets                                                         4,234,646        3,643,733
                                                                 -------------    -------------
  Total assets                                                   $ 231,464,628    $ 214,376,056
                                                                 =============    =============
LIABILITIES AND SHAREHOLDER'S EQUITY

Deposits:
Noninterest-bearing                                              $  31,058,592    $  29,703,444
Large denomination certificates of deposit                          51,369,668       45,378,666
Other interest-bearing                                             112,282,277      113,342,474
                                                                 -------------    -------------
  Total deposits                                                   194,710,537      188,424,584
                                                                 -------------    -------------

Borrowed funds                                                      12,200,000        3,770,000
Other liabilities                                                    2,657,300        2,638,236
                                                                 -------------    -------------
  Total liabilities                                                209,567,837      194,832,820
                                                                 -------------    -------------
Commitments and contingencies (Notes 6, 12, and 13)

Shareholders' equity:
  Common stock, $1.00 par value, 5,000,000 shares authorized;
  1,366,530 and 1,349,039 issued and outstanding at December 31,
  1999 and 1998, respectively                                        1,366,530        1,349,039
Capital surplus                                                      6,282,211        5,785,881
Retained earnings                                                   14,793,266       12,293,449
Accumulated other comprehensive income (loss)                         (545,216)         114,867
                                                                 -------------    -------------
  Total shareholders' equity                                        21,896,791       19,543,236
                                                                 -------------    -------------
  Total liabilities and shareholders' equity                     $ 231,464,628    $ 214,376,056
                                                                 =============    =============

The accompanying notes are an integral part of these financial statements.

Financial Statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            For the Years Ended December 31
                                                      -------------------------------------------
                                                          1999             1998           1997
                                                      ------------    ------------   ------------
Interest income:
Loans                                                 $ 15,850,562    $ 15,093,772   $ 12,765,165
Securities:
Taxable U.S. Government and agency obligations           2,086,097       1,920,270      1,712,768
Tax-exempt obligations of states and
political subdivisions                                     200,303         215,689        290,714
Other taxable securities                                    51,937          51,673         94,314
Overnight investments                                      146,700         181,687         78,856
                                                      ------------    ------------   ------------
Total interest income                                   18,335,599      17,463,091     14,941,817
                                                      ------------    ------------   ------------
Interest expense:
Deposits                                                 7,358,675       7,934,518      6,735,764
Borrowed funds                                             302,925         189,417        309,624
                                                      ------------    ------------   ------------
Total interest expense                                   7,661,600       8,123,935      7,045,388
                                                      ------------    ------------   ------------

Net interest income                                     10,673,999       9,339,156      7,896,429

Provision for loan losses                                  857,116         993,085        784,851
                                                      ------------    ------------   ------------
Net interest income after provision for loan losses      9,816,883       8,346,071      7,111,578
                                                      ------------    ------------   ------------
Noninterest income
Service charges on deposit accounts                        919,812         874,870        802,908
Other service charges, commissions & fees                  676,484         476,101        461,278
Securities net gains (losses)                              (13,748)         48,523         (3,910)
Gain on sale of loans                                      162,569          46,394              -
                                                      ------------    ------------   ------------
Total noninterest income                                 1,745,117       1,445,888      1,260,276
                                                      ------------    ------------   ------------

Noninterest expense:
Salaries                                                 3,092,228       2,656,179      2,307,500
Employee benefits                                          565,822         482,447        408,752
Occupancy expenses                                         240,833         231,317        245,732
Equipment expenses                                         431,380         377,550        327,364
Other operating expense                                  2,330,356       2,166,346      1,885,244
                                                      ------------    ------------   ------------
Total noninterest expense                                6,660,619       5,913,839      5,174,592
                                                      ------------    ------------   ------------
Income before income taxes                               4,901,381       3,878,120      3,197,262

Provision for income taxes                               1,805,000       1,300,000      1,075,700
                                                      ------------    ------------   ------------
Net income                                            $  3,096,381    $  2,578,120   $  2,121,562
                                                      ============    ============   ============
Net income per common share - basic                   $       2.28    $       1.93   $       1.67
                                                      ============    ============   ============
Net income per common share - diluted                 $       2.27    $       1.93   $       1.65
                                                      ============    ============   ============

The accompanying notes are an integral part of these financial statements.

Financial Statements

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                For the Years Ended December 31
                                                              -----------------------------------
                                                                 1999        1998         1997
                                                              ----------  ----------   ----------
Net income:                                                   $3,096,381  $2,578,120  $ 2,121,562
                                                              ----------  ----------   ----------

Unrealized gain (loss) on available for sale securities       (1,113,631)      6,019      107,018

Reclassification of net gains recognized in net income            13,748     (48,523)       3,910

Income tax (expense) benefit relating to unrealized gain
  (loss) on available for sale securities                        439,800      17,501      (20,000)
                                                              ----------  ----------   ----------
Other comprehensive income (loss)                               (660,083)    (25,003)      90,928
                                                              ----------  ----------   ----------
Comprehensive income                                          $2,436,298  $2,553,117   $2,212,490
                                                              ==========  ==========   ==========


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                                               Accumulated
                                                       Common Stock                                                Other
                                                --------------------------         Capital        Retained    Comprehensive
                                                 Shares           Amount          Surplus         Earnings        Income
                                                ---------       ----------      -----------     ------------     --------
Balance, December 31, 1996                      1,256,923       $1,256,923      $ 4,452,649     $  8,604,138     $ 48,942
  Cash dividends of $.37 per share                      -                -                -         (476,287)           -
  Change in net unrealized gain (loss) on
    securities available for sale                       -                -                -                -       90,928
  Sale of common stock                             56,549           56,549          711,593                -            -
  Net income                                            -                -                -        2,121,562            -
                                                ---------       ----------      -----------     ------------     --------
Balance, December 31,1997                       1,313,472        1,313,472        5,164,242       10,249,413      139,870
  Cash dividends of $.41 per share                      -                -                -         (534,084)           -
  Cash paid for fractional shares created by
    three-for-two stock split                           -                -           (4,104)               -            -
  Change in net unrealized gain   (loss)
    on securities available for sale                    -                -                -                -      (25,003)
  Sale of common stock                             35,567           35,567          625,743                -            -
  Net income                                            -                -                -        2,578,120            -
                                                ---------       ----------      -----------     ------------     --------
Balance, December 31, 1998                      1,349,039        1,349,039        5,785,881       12,293,449      114,867
  Cash dividends of $.44 per share                      -                                 -         (596,564)           -
  Change in net unrealized gain (loss) on
    securities available for sale                       -                -                -                -     (660,083)
  Sale of common stock                             17,491           17,491          496,330                -            -
  Net income                                            -                -                -        3,096,381            -
                                                ---------       ----------      -----------     ------------     --------
Balance, December 31, 1999                      1,366,530       $1,366,530      $ 6,282,211     $ 14,793,266   $ (545,216)
                                                =========       ==========      ===========     ============   ==========

The accompanying notes are an integral part of these financial statements.

Financial Statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                1999             1998             1997
                                                                            ------------    ------------     ------------
Cash flows from operating activities:
  Net income                                                                $  3,096,381    $  2,578,120     $  2,121,562
  Adjustments to reconcile net income to net cash provided by operations:
    Provision for loan losses                                                    857,116         993,085          784,851
    Provision for depreciation                                                   358,943         347,915          310,539
    Amortization of intangible assets                                             34,092          34,092           24,239
    Deferred income tax benefit                                                 (200,950)        (98,750)         (24,800)
    Net (accretion) amortization of bond premiums and discounts                    3,757         (11,261)          (7,164)
    (Gain) on sale of loans                                                     (162,569)        (46,394)              -
    (Gain) loss on sale of securities                                             13,748         (48,523)           3,910
    (Gain) loss on sale of real estate and repossessed assets                     17,347         (41,768)          35,516
    Loss (gain) on sale of fixed assets                                           45,376          12,939          (13,178)
    Changes in assets and liabilities:
    Prepaid and other assets                                                    (198,353)        563,645         (125,609)
    Interest receivable                                                          197,956        (461,948)          45,240
    Income taxes and other liabilities                                           140,559         191,499         (107,776)
    Interest payable                                                            (121,495)        230,778          416,804
                                                                            ------------    ------------     ------------
      Net cash provided by operating activities                                4,081,908       4,243,429        3,464,134
                                                                            ------------    ------------     ------------
Cash flows from investing activities:
  Proceeds from sales and calls of securities available for sale              15,547,179      24,874,345       11,739,608
  Proceeds from maturities of securities available for sale                    2,946,125       3,808,116        8,080,000
  Proceeds from redemption of FHLB stock                                              -          407,600          392,300
  Purchase of securities available for sale                                  (19,725,074)    (37,683,005)     (17,119,068)
  Purchase of FHLB stock                                                         (73,200)             -          (969,400)
  Net increase in loans                                                      (11,136,542)    (16,658,583)     (30,967,952)
  Capital expenditures                                                          (348,924)       (313,343)      (1,010,873)
  Proceeds from sale of fixed assets                                             152,131          62,166           71,923
  Acquisition of real estate                                                          -               -           (46,200)
  Proceeds from sale of real estate and repossessed assets                       378,499          89,643          162,866
  Expenditures on other real estate owned                                       (725,305)             -
                                                                            ------------    ------------     ------------
    Net cash used in investing activities                                    (12,985,111)    (25,413,061)     (29,666,796)
                                                                            ------------    ------------     ------------
Cash flows from financing activities:
  Net proceeds from borrowed funds                                             8,430,000         770,000        3,000,000
  Net increase in deposit accounts                                             6,285,953      20,436,647       25,144,962
  Deferral of organizational costs                                                    -               -           (99,181)
  Proceeds from issuance of common stock                                         513,823         548,177          593,302
  Cash dividends paid                                                           (596,564)       (534,084)        (476,287)
                                                                            ------------    ------------     ------------
    Net cash provided by financing activities                                 14,633,212      21,220,740       28,162,796
                                                                            ------------    ------------     ------------
    Net increase in cash and cash equivalents                                  5,730,009          51,108        1,960,134

Cash and cash equivalents at beginning of year                                 8,619,551       8,568,443        6,608,309
                                                                            ------------    ------------     ------------
Cash and cash equivalents at end of year                                    $ 14,349,560    $  8,619,551     $  8,568,443
                                                                            ============    ============     ============

The accompanying notes are an integral part of these financial statements.

Notes To Consolidated
Financial Statements

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts and transactions of Four Oaks Fincorp, Inc. (the "Company"), a bank holding company incorporated under the laws of the State of North Carolina, and its wholly-owned subsidiary, Four Oaks Bank & Trust Company (the "Bank"). All significant intercompany transactions have been eliminated.

NATURE OF OPERATIONS

The Company was incorporated under the laws of the State of North Carolina on February 5, 1997 (see Note 2). The Companys primary function is to serve as the Holding Company for its wholly-owned subsidiary, the Bank. The Bank operates seven offices in eastern and central North Carolina, and its primary source of revenue is derived from loans to customers and from its securities portfolio. The loan portfolio is comprised mainly of real estate, commercial, consumer, and equity line of credit loans. These loans are primarily collateralized by residential and commercial properties, commercial equipment, and personal property.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS AND CERTAIN SIGNIFICANT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 1999 and 1998 and the reported amounts of revenues and expenses during the years ended December 31, 1999, 1998 and 1997. Actual results could differ from those estimates.

SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

SECURITIES

Securities are classified into three categories:

(1) Securities Held to Maturity - Debt securities that the Company has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost;
(2) Trading Securities - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and
(3) Securities Available for Sale - Debt and equity securities not classified as either securities held to maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income, a separate component of shareholders equity.

The Company has historically classified all securities as available for sale. Gains and losses on sales of securities, computed based on specific identification of adjusted cost of each security, are included in other income at the time of the sale. Premiums and discounts are amortized into interest income using the interest method over the period to maturity.

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

The Company evaluates its loan portfolio in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure". Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

At December 31, 1999, the recorded investment in loans which have been identified as impaired loans in accordance with SFAS 114 totaled $684,000. The average balance during 1999 for impaired loans was approximately $555,000. Total income related to impaired loans from the point in time when those loans were deemed to be impaired as reflected in the 1999 Statement of Operations was approximately $5,000. At December 31, 1998, there were no loans material to the consolidated financial statements considered to be impaired.

Notes To Consolidated
Financial Statements

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and the accumulation of related data. This data includes loan payment status, borrowers financial data and borrowers operating factors such as cash flows, operating income or loss, etc.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers ability to pay. Because these factors may change, it is possible that managements assessment of the allowance may change.

INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged-off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

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

FORECLOSED ASSETS

Assets acquired as a result of foreclosure are valued at the lower of the recorded investment in the loan or fair value less estimated costs to sell. The recorded investment is the sum of the outstanding principal loan balance and foreclosure costs associated with the loan. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value, and gains or losses on disposition are included in other income and expense.

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

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

In accourance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," the Company applies a financial-components approach that focuses on control when accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. Under that approach, after a transfer of financials assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This approach provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Due to the small number of transactions and the immateriality of the revenue associated with these transactions, there was no material impact on results of operations or financial position due to the adoption of this statement.

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

Notes To Consolidated
Financial Statements

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SEGMENT INFORMATION

During the year ended December 31, 1998, the Company adopted the provisions of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that the public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprises general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

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

RECLASSIFICATIONS

Certain items included in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation. These reclassifications have no effect on the net income or shareholders equity previously reported.

NEW ACCOUNTING PRONOUNCEMENTS

The Company will adopt the provisions of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended, effective with the fiscal quarter beginning July 1, 2000. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized as either assets or liabilities in the balance sheet and be measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and whether or not the derivative is designated as a hedging instrument. SFAS No. 133 is not expected to have a material effect on the Companys financial statements.

SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," was issued in October 1998. This statement amends existing classification and accounting treatment of mortgage-backed securities, retained after mortgage loans held for sale are securitized, for entities engaged in mortgage banking activities. These securities previously were classified and accounted for as trading and now may be classified as held-to-maturity or available-for-sale, also. This statement was effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 did not have a material effect on the Company's financial statements.

2. FORMATION OF HOLDING COMPANY

The Company was incorporated on February 5, 1997 under the laws of the State of North Carolina for the purpose of serving as the holding company for the Bank. On July 1, 1997, pursuant to the reorganization of the Bank into a holding company structure, the common stock of the Bank was converted on a share-for-share basis into common stock in the Company that have rights, privileges and preferences identical to the common stock of the Bank. This transaction was accounted for as if it were a pooling of interests.

Notes To Consolidated
Financial Statements

3. SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated market values of securities available for sale as of December 31, 1999 and 1998 are as follows:

                                                         Gross       Gross        Estimated
                                         Amortized    Unrealized   Unrealized       Market
                                            Cost         Gains       Losses          Value
                                        -----------     --------     --------     -----------
1999:
U.S. Government and agency securities   $39,915,003     $    358     $934,905     $38,980,456
State and municipal securities            4,177,620       47,629       21,598       4,203,651
                                        -----------     --------     --------     -----------
                                        $44,092,623     $ 47,987     $956,503     $43,184,107
                                        ===========     ========     ========     ===========
1998:
U.S. Government and agency securities   $38,977,568     $102,606     $ 76,659     $39,003,515
State and municipal securities            3,900,792      168,119        2,699       4,066,212
                                        -----------     --------     --------     -----------
                                        $42,878,360     $270,725     $ 79,358     $43,069,727
                                        ===========     ========     ========     ===========

The amortized cost and estimated market value of debt securities at December 31, 1999 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Estimated
                                       Amortized          Market
                                          Cost            Value
                                       -----------     -----------
Due in one year or less                $ 1,596,317     $ 1,599,010
Due after one year through five years   37,166,330      36,319,685
Due after five years through ten years   4,410,877       4,365,117
Due after ten years                        919,100         900,295
                                       -----------     -----------
                                       $44,092,624     $43,184,107
                                       ===========     ===========

Assets, principally securities, with a carrying value of approximately $9,075,000 and $9,259,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Sales of securities available for sale during 1999, 1998 and 1997 generated realized gains of $18,246, $48,523 and $57,862, and realized losses of $31,994 and $61,772 during 1999 and 1997. No losses were realized during 1998.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans as of December 31, 1999 and 1998 are summarized as follows (in thousands):

                                          1999           1998
                                        --------      --------
Real estate - residential and other     $103,614      $ 88,857
Real estate - agricultural                 7,252         5,635
Other agricultural                         7,088         7,525
Consumer loans                            20,806        23,364
Business loans                            26,838        28,827
Other loans                                1,210         1,372
                                        --------      --------
                                         166,808       155,580
Less:
Unearned income and deferred loan fees      (232)         (197)
Allowance for loan losses                 (2,350)       (1,945)
                                        --------      --------
                                        $164,226      $153,438
                                        ========      ========

Notes To Consolidated
Financial Statements

4. LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Nonperforming assets at December 31, 1999 and 1998 consist of the following (in thousands):
                                              1999    1998
                                             ------  ------
Loans past due ninety days or more           $  837  $  505
Nonaccrual loans                                346     514
Foreclosed assets (included in other assets)    501     517
                                             ------  ------
                                             $1,684  $1,536
                                             ======  ======

A summary of the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                        1999            1998            1997
                                     ----------      ----------      ----------
Balance, beginning                   $1,945,000      $1,725,000      $1,440,000
Provision charged against income        857,116         993,085         784,851
Recoveries of amounts charged-off       136,222         113,555          37,153
Amounts charged-off                    (588,338)       (886,640)       (537,004)
                                     ----------      ----------      ----------
Balance, ending                      $2,350,000      $1,945,000      $1,725,000
                                     ==========      ==========      ==========

5. BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 1999 and 1998 are as follows:

                                   1999            1998
                                ----------      ----------
Land                            $1,043,642      $1,211,381
Building                         3,180,811       3,105,483
Furniture and equipment          3,037,203       2,814,383
                                ----------      ----------
                                 7,261,656       7,131,247
Less accumulated depreciation   (2,486,976)     (2,149,041)
                                ----------      ----------
                                $4,774,680      $4,982,206
                                ==========      ==========

6. FHLB STOCK AND OTHER EQUITY SECURITIES

The Company, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The balance of FHLB stock held at December 31, 1999 and 1998 was $643,000 and $569,800, respectively.

7. DEPOSITS

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows (in thousands):

2000          $108,995
2001            11,000
2002             2,958
2003               693
2004             3,642
Thereafter         124
              --------
              $127,412
              ========

8. BORROWED FUNDS

The Company has an established line of credit with the Federal Home Loan Bank of Atlanta in the amount of $25,000,000. This line is secured by a blanket floating lien covering the Company's loan portfolio of qualifying residential (1-4 units) first mortgage loans. At December 31, 1999, the Company had advances of $4,000,000 and $2,000,000 outstanding. The fixed interest rates on these advances were 5.07% and 4.95% respectively, and they mature on August 7, 2009 and September 30, 2009, respectively. At December 31, 1998, the Company had an advance of $3,000,000 outstanding. At December 31, 1999, the Company also had an advance of daily rate credit of $6,200,000 at an overnight rate of 4.55%.

Notes To Consolidated
Financial Statements

9. INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows:

                  1999            1998             1997
               ----------      ----------      ----------
Current:
  Federal      $1,755,950      $1,273,750      $  985,000
  State           250,000         125,000         115,500
               ----------      ----------      ----------
                2,005,950       1,398,750       1,100,500

Deferred         (200,950)        (98,750)        (24,800)
               ----------      ----------      ----------
Total          $1,805,000      $1,300,000      $1,075,700
               ==========      ==========      ==========

The reconciliation of expected income tax at the statutory Federal rate of 34% with income tax expense for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                         1999           1998            1997
                                      ----------     ----------      ----------
Expected income tax expense           $1,666,000     $1,320,000      $1,087,000

Increase (decrease) in income tax
  expense resulting from:
State taxes (net of federal benefit)     116,000         80,000          70,000
Tax exempt income                        (57,800)       (73,000)        (99,000)
Other, net                                80,800        (27,000)         17,700
                                      ----------     ----------      ----------
Income tax expense                    $1,805,000     $1,300,000      $1,075,700
                                      ==========     ==========      ==========

A summary of the deferred tax assets (liabilities) at December 31, 1999 and 1998, included in other assets, is as follows:

                                          1999            1998
                                        --------        --------
Allowance for loan losses               $863,200        $713,000
Depreciation                            (316,000)       (339,000)
Bond accretion                            (1,700)        (15,000)
Unamortized loan costs and fees           87,000          72,550
                                        --------        --------
                                         632,500         431,550
Unrealized gains on available for
sale securities                          363,300         (76,500)
                                        --------        --------
Net deferred tax asset                  $995,800        $355,050
                                        ========        ========

10. EMPLOYEE BENEFIT PLAN

The Bank has a defined contribution pension plan in effect for substantially all full-time employees. Employee benefits expense includes $151,749, $165,207 and $94,808 in 1999, 1998 and 1997, respectively, for this plan. Contributions under the plan are made at the discretion of the Board of Directors, but have amounted to 5% of eligible employees gross salary for the past three years.

11. STOCK SPLIT

On June 22, 1998, the Company declared a three-for-two split of the Companys common stock, effected in the form of a stock dividend paid on July 21, 1998 to shareholders of record on July 6, 1998. The dividend was charged to capital surplus in the aggregate amount of $445,664, the par value of the shares paid. All references to number of shares, except shares authorized, and to per share information have been restated to reflect the dividend.

Notes To Consolidated
Financial Statements

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

Current Federal regulations require that the Bank maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Bank must maintain a leverage ratio of 4%. As of December 31, 1999, the Banks capital exceeded the current capital requirements. The Bank currently expects to continue to exceed these minimums without altering current operations or strategy.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Banks financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Banks category.

The Banks actual capital amounts and ratios are also presented in the table below (dollars in thousands):


                                                                                    To Be Well Capitalized
                                                                 For Capital        Under Prompt Corrective
                                               Actual          Adequacy Purposes       Action Provisions
                                           ----------------    -----------------   ---------------------------
                                           Amount     Ratio     Amount     Ratio         Amount     Ratio
                                           ------     -----     ------     -----         ------     -----
As of December 31, 1999:
------------------------

Total Capital (to Risk Weighted Assets)    $23,469     13.4%    $14,014     8.0%       $17,518     10.0%
Tier I Capital (to Risk Weighted Assets)    21,119     12.1       7,007     4.0         10,511      6.0
Tier I Capital (to Average Assets)          21,119      9.3       9,116     4.0         11,395      5.0

As of December 31, 1998:
------------------------
Total Capital (to Risk Weighted Assets)    $20,237     12.3%    $13,122     8.0%       $16,402     10.0%
Tier I Capital (to Risk Weighted Assets)    18,292     11.2       6,561     4.0          9,841      6.0
Tier I Capital (to Average Assets)          18,292      8.6       8,524     4.0         10,655      5.0


The Company is also subject to these capital requirements. At December 31, 1999 and 1998, the Companys total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 capital to average assets were 12.8% and 12.9%, 12.7% and 11.7%, and 9.8% and 9.0%, respectively.

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

The Bank's risk of loss in the event of nonperformance by the other party to the commitment to extend credit, line of credit or standby letter of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on managements credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

As of December 31, 1999 and 1998, outstanding financial instruments whose contract amounts represent credit risk were as follows:

                                                          1999         1998
                                                      -----------   -----------
Outstanding commitments to lend, unfunded loans and
lines of credit                                       $34,864,000   $32,149,000
                                                      ===========   ===========

Standby and commercial letters of credit              $ 1,594,000   $ 1,940,000
                                                      ===========   ===========

The Bank's lending is concentrated primarily in eastern and central North Carolina and the surrounding communities in which it operates. Credit has been extended to certain of the Banks customers through multiple lending transactions.

Notes To Consolidated
Financial Statements

14. RELATED PARTY TRANSACTIONS

Loans outstanding to related parties at December 31, 1999 and 1998 were $828,000 and $811,000, respectively.

The Bank leased a building from one of its directors for $806, $800, and $780 per month in 1999, 1998 and 1997, respectively. The term of the lease has historically been on a year to year basis, but was changed to a five year lease as of January 1, 1995 with annual increases based on the Consumer Price Index.

15. STOCK OPTION PURCHASE PLAN

The Company has a non-qualified stock option plan (the "Plan") for certain key employees under which it is authorized to issue options for up to 100,000 shares of common stock. Options granted at the discretion of the Board at a price approximating market, as determined by a committee of Board members. All options granted subsequent to a 1997 amendment will be 100% vested one year from the grant date and will expire after such a period as is determined by the Board at the time of grant. Options granted prior to the amendment have ten year lives and a five year level vesting provision.

A summary of the status of the Banks stock options, after given retroactive effect to stock splits, as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:

                            Options          Option Price
                           Outstanding        Per Share
                           -----------        ---------

Balance December 31, 1996    64,000          $7.20 - 8.87
Granted                       3,750          $17.33
Exercised                   (42,799)         $8.00 - 8.87
                           -----------
Balance December 31, 1997    24,951          $7.20 - 17.33
Granted                      17,700          $21.33 - 22.17
Exercised                   (18,701)         $7.20 - 17.33
                           -----------
Balance December 31, 1998    23,950          $7.20 - 22.17
Granted                      18,695          $29.00
Exercised                    (3,000)         $17.33 - 21.33
                           -----------
Balance December 31, 1999    39,645          $7.20 - 29.00
                           ===========


The weighted average exercise price of all outstanding options at December 31, 1999 is $23.76. There are 32,045 shares reserved for future issuance at December 31, 1999.

Additional information concerning the Company's stock options is as follows:

                                      Remaining
                       Number         Contractual       Number
                     Outstanding         Life         Exercisable
Exercise Price       at 12/31/99      at 12/31/99     at 12/31/99
                     -----------      -----------     -----------
$7.20                    1,500          2.2 years       1,500
$8.87                    1,200          5.2 years       1,161
$17.33                   3,250          7.2 years       1,794
$21.33                   12,300         2.3 years       12,300
$22.17                   2,700          2.4 years       2,700
$29.00                   18,695         3.2 years       -
                     -----------                      -----------
                         39,645                         19,455
                     ===========                      ===========

On January 1, 1996 the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for the Plan. However, the Company is required to disclose the pro forma effects on net income using the new fair value based method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1999, 1998 and 1997:

Notes To Consolidated
Financial Statements

15. STOCK OPTION PURCHASE PLAN  (Continued)

                                     1999     1998        1997
                                     ----     ----        ----
     Dividend growth                    9%        7%         7%
     Expected volatility           20.260%   22.360%     7.853%
     Risk free interest rate         5.40%     5.40%      5.85%
     Expected life                4 years   4 years   10 years

The weighted average fair value of options granted during 1999, 1998 and 1997 was $6.29, $7.14 and $5.51, respectively.

Had compensation cost for the Company's stock-based compensation plan, as described above, been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:


                                               1999            1998            1997
                                         -------------   -------------   -------------
     Net income:
     As reported                         $   3,096,381   $   2,578,120   $   2,121,562
     Pro forma                               3,036,371       2,526,498       2,109,455

     Net income per share - Basic:
     As reported                         $        2.28   $       1.93    $        1.67
     Pro forma                                    2.24           1.89             1.66

     Net income per share - Diluted:
     As reported                         $        2.27   $       1.93    $        1.65
     Pro forma                                    2.23           1.89             1.64

16. EARNINGS PER SHARE

The following table provides a reconciliation of income available to common stockholders and the average number of shares outstanding for the years ended December 31, 1999, 1998, and 1997.

                                             1999         1998         1997
                                          ----------   ----------   ----------
     Net income (numerator)               $3,096,381   $2,578,120   $2,121,562
                                           =========    =========    =========

     Shares for basic EPS (denominator)    1,355,924    1,333,163    1,270,571
     Dilutive effect of stock options          6,787        4,923       18,461
                                          ----------   ----------   ----------
     Adjusted shares for diluted EPS       1,362,711    1,338,086    1,289,032
                                           =========    =========    =========

17. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Four Oaks Fincorp, Inc., the parent company, at December 31, 1999, 1998 and 1997 and for the years ended December 31, 1999 and 1998 and the period from February 5, 1997 to December 31, 1997 is presented below:

                                              1999            1998            1997
                                         ------------    ------------    ------------

Condensed Balance Sheets
Assets:
Cash and cash equivalents                $    981,798    $    903,607    $     60,791
Equity investment in subsidiary            20,862,424      18,561,451      16,420,787
Other assets                                   52,519          78,178         385,419
                                         ------------    ------------    ------------
Total assets                             $ 21,896,741    $ 19,543,236    $ 16,866,997
                                         ============    ============    ============
Liabilities and shareholders equity:
Shareholders equity                      $ 21,896,741    $ 19,543,236    $ 16,866,997
                                         ============    ============    ============

Condensed Statements of Operations
Dividends from wholly-owned subsidiary   $    148,394    $    534,084    $    241,187
Interest from wholly-owned subsidiary          29,995          32,858            --
Equity in earnings of subsidiary            2,948,386       2,056,638       1,890,228
Miscellaneous expenses                        (30,394)        (45,460)         (9,853)
                                         ------------    ------------    ------------

Net income                               $  3,096,381    $  2,578,120    $  2,121,562
                                         ============    ============    ============

Notes To Consolidated
Financial Statements

17. PARENT COMPANY FINANCIAL INFORMATION (Continued)


                                                        1999            1998           1997
                                                     -----------    -----------    -----------
Condensed Statements of Cash Flows

Operating Activities:
Net income                                           $ 3,096,381    $ 2,578,120    $ 2,121,562
Equity in undistributed earnings of subsidiary        (2,948,386)    (2,056,638)    (1,890,228)
Amortization of deferred organization costs               19,705         19,706          9,853
(Increase) Decrease in other assets                        5,954        287,535       (296,091)
                                                     -----------    -----------    -----------
Cash flows provided (used) in operating activities       173,654        828,723        (54,904)
                                                     -----------    -----------    -----------

Financing activities:
Proceeds from issuance of common stock                   501,101        548,177        456,063
Dividends paid                                          (596,564)      (534,084)      (241,187)
Deferral of organization costs                              --             --          (99,181)
                                                     -----------    -----------    -----------
Cash flows provided by financing activities              (95,463)        14,093        115,695
                                                     -----------    -----------    -----------

Net increase in cash and cash equivalents                 78,191        842,816         60,791

Cash and cash equivalents, beginning of period           903,607         60,791           --
                                                     -----------    -----------    -----------

Cash and cash equivalents, end of period             $   981,798    $   903,607    $    60,791
                                                     ===========    ===========    ===========

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company's financial instruments, the fair value of such instruments has been derived based on managements assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments values and should not be considered an indication of the fair value of the Company taken as a whole. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

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

Notes To
Consolidated Financial Statements

18. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Accrued Interest Receivable and Payable
The carrying amount of accrued interest approximates market.

The following table presents information for financial assets and liabilities as of December 31, 1999 and 1998 (in thousands):

                                                        1999                        1998
                                                ----------------------      ----------------------
                                                 Carrying    Estimated      Carrying     Estimated
                                                   Value    Fair Value        Value     Fair Value
                                                ---------   ---------        --------   ----------
Financial assets:
  Cash and cash equivalents                     $  14,350   $  14,350       $   8,615    $   8,615
  Securities available for sale                    43,184      43,184          43,070       43,070
  Residential real estate loans                   103,614     103,303          88,857       88,566
  Consumer loans                                   20,806      20,661          23,364       23,377
  Commercial and other loans                       42,388      42,305          43,359       43,122
  FHLB stock and other equity securities              695         695             622          622
  Accrued interest receivable                       2,271       2,271           2,469        2,469
                                                ---------   ---------        --------    ---------
    Total financial assets                      $ 227,308   $ 226,769       $ 210,356    $ 209,841
                                                =========   =========        ========    =========

                                                        1999                        1998
                                                ----------------------      ----------------------
                                                 Carrying    Estimated      Carrying     Estimated
                                                   Value    Fair Value        Value     Fair Value
                                                ---------   ---------        --------   ----------
Financial liabilities:
  Federal Home Loan Bank of Atlanta advances    $  12,200   $  12,200       $   3,770    $   3,770
  Deposits:
    Certificates of deposit                       127,411     127,561         122,806      123,566
    Other                                          67,299      67,299          65,619       65,619
  Accrued interest payable                          2,024       2,024           2,145        2,145
                                                ---------   ---------        --------    ---------
    Total financial liabilities                 $ 208,934   $ 209,084        $194,340    $ 195,100
                                                =========   =========        ========    =========

19. CASH FLOW SUPPLEMENTAL DISCLOSURES

The following information is supplemental information regarding the cash flows for the years ended December 31, 1999, 1998 and 1997:

                                                          1999        1998        1997
                                                       ----------  ----------  ----------
Cash paid for:
  Interest on deposits and borrowed funds              $7,813,090  $7,925,986  $6,628,589
  Income taxes                                          1,818,338   1,200,450   1,057,975

Summary of noncash investing and financing activities:
  Transfer from loans to foreclosed assets                      -   1,153,877     120,348
  Loans to facilitate the sale of foreclosed assets       345,600     781,700           -

Corporate Information

INVESTOR INFORMATION
Four Oaks Fincorp's Common Stock is currently traded through the market makers listed below:

Morgan, Keegan & Company, Inc.
4300 Six Forks Road
Suite 400
Raleigh, NC  27609
Phone: 800-688-2137
       919-781-8187
Attention: Harold Lee Snipes, Jr
           Senior Vice President

Legg Mason Wood Walker, Inc.
3201 Glenwood Avenue
P.O. Box 31048
Raleigh, NC  27622-1048
Phone: 800-752-7834
       919-783-0040
Attention: J. David Stubbs
           Assoc. Vice President

Trades involving the stock are negotiated on a best efforts basis. As of December 31, 1999, the approximate number of holders of record of the Common Stock of the Company was 1,000. The Company has no other class of equity securities.

State banking laws require that surplus of at least 50% of paid-in capital stock be maintained in order for the Bank to declare a dividend to the Company. Cash dividends paid by the Company in 1999 and 1998 were $0.44 and $0.41 per share.

CORPORATE INFORMATION
Annual Meeting
--------------
The Annual Meeting of Shareholders of Four Oaks Fincorp, Inc. will be held at 6144 US 301 South, Four Oaks, North Carolina on April 24, 2000 at 8:00 PM. We encourage all shareholders to attend.

Transfer Agent
--------------
Shareholders desiring to transfer shares or who have questions regarding their stock certificates should contact the Company's transfer agent:

BB&T
Corporate Trust Services
223 West Nash Street
Wilson, NC 27894
252-246-4968
1-800-213-4314

Additional Information
----------------------
For additional information, contact Wanda J. Blow, Vice President, Corporate Secretary at 919-963-2177.

[PHOTO OF WANDA J. BLOW APPEARS HERE]

Wanda J. Blow, Vice President,
Corporate Secretary

This statement has not been reviewed or confirmed for accuracy or relevance by the Securities and Exchange Commission or the Federal Deposit Insurance Corporation.

                                       39